UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. - )

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TETRA TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

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2017	NOTICE of ANNUAL MEETING of STOCKHOLDERS and PROXY STATEMENT

Notice of 2017 Annual Meeting of Stockholders

To the stockholders of TETRA Technologies, Inc.:

Our 2017 Annual Meeting of Stockholders will be held as follows:

When:     Friday, May 5, 2017, at 11:00 a.m. local time

Where:    TETRA Technologies, Inc. corporate headquarters
24955 Interstate 45 North
The Woodlands, Texas 77380

The purpose of the meeting is to consider and take action on the following:

1.	Election of nine directors to serve one-year terms ending at the 2018 Annual Meeting of Stockholders, or until their successors have been duly elected or appointed;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	Advisory vote on executive compensation;

4.	Advisory vote on the frequency of future advisory votes on executive compensation; and

5.	Amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 250,000,000.

Additionally, if needed, the stockholders may act upon any other matters that may properly come before the Annual Meeting or any adjournments.

Only stockholders of record at the close of business on March 6, 2017 will be entitled to notice of and to vote at the Annual Meeting.

Your vote is important! Please promptly vote your shares by telephone, the internet, or, if the proxy statement was mailed to you, by marking, signing, dating, and returning the enclosed proxy card as soon as possible, regardless of whether you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted.

Kimberly M. O'Brien Corporate Secretary
March [23], 2017
The Woodlands, Texas

PROXY STATEMENT

TABLE OF CONTENTS

Proxy Statement Highlights	1
Proposal No. 1: Election of Directors (Nominees for Director, Key Attributes and Expertise)	2
Proposal No. 2: Appointment of Independent Registered Public Accounting Firm	7
Proposal No. 3: Advisory Vote to Approve Executive Compensation	9
Proposal No. 4: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	11
Proposal No. 5: Amendment to our Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 150,000 to 250,000,000	11
Corporate Governance	14
Risk Oversight	16
Stock Ownership Guidelines	17
Board Committees and Meetings	17
Board and Committee Succession Planning, and Executive Succession Planning	20
Director Nominations	21
Insider Trading Policy & Certain Transactions	22
Equity Compensation Plan Information	23
Audit Committee Report	24
Executive Officers	27
Compensation Discussion & Analysis	29
Compensation Committee Report	51
Compensation of Executive Officers	52
Compensation Risk	60
Director Compensation	60
Beneficial Stock Ownership of Certain Stockholders and Management	62
Information About the Meeting & Voting	65

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PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in our proxy statement and does not contain all the information you should consider. You should refer to the proxy statement that follows for more information about us and the proposals you are being asked to consider.

2016 BUSINESS HIGHLIGHTS
By any measure, 2016 was a difficult year for the energy industry. We were proactive in preparing for changes in the market environment by managing our cost structure, reducing capital expenditure, and strengthening our balance sheet. While remaining committed to our long-term growth strategies, our near-term focus during this period of reduced activity and demand was to preserve and enhance liquidity through strategic operating and financial measures.
Capital Structure

•	Successfully completed numerous capital structure enhancements that provide us with both liquidity and an additional platform to continue growth initiatives
Customer Focus

•	Expanded and enhanced customer engagement

•	Focused on understanding customer needs and providing solutions

•	Provided outstanding services and products to protect market share
Continuous Improvement

•	Optimized geographic market presence, streamlined operations, and fit equipment to market needs

•	Exercised strong cost discipline by allocating capital towards higher return projects and business

•	Technology focused on developing differentiated, innovative, value-added products

•	Proactively reduced and right-sized expenses through staff reductions and multiple cost management initiatives, including supplier consolidations and price reductions

•	Improved efficiency through recent systems implementation initiatives

EXECUTIVE COMPENSATION HIGHLIGHTS	CORPORATE GOVERNANCE HIGHLIGHTS

Our executive compensation program reflects a fundamental belief that rewards should be competitive, both in elements and amount, with the broad market in which we compete for executive talent and commensurate with TETRA’s and the individual executive’s performance.
w Pay for Performance - Our total compensation for each individual provides reasonable upside potential for exceptional performance; as well as risk of no payment with respect to incentive compensation when performance objectives are not achieved. Our variable pay programs are designed as forward-looking incentives that reflect individual and corporate performance during the year under review.
w Alignment with Stockholder Value - Our long-term incentive, or LTI, awards encourage share price improvement and provide a strong link to stockholder interests. Our compensation programs are designed and administered to maximize stockholder value.
w Market Competitiveness - Our overall compensation strategy recognizes that attraction and retention of key talent is critical to the attainment of our stated business goals and objectives and to the creation of value for our stockholders.
The mix of pay across base salary and short- and long-term incentive awards is heavily weighted towards at-risk-pay, aligning performance with stockholder value.

Our practices include a number of policies and structures that we believe are “best practices”, including:
w Majority vote policy in the election of directors;
w Annual election of directors;
w Separation of Chairman of the Board and Chief Executive Officer positions;
w Regular meetings of our non-management and independent directors;
w A prohibition against directors and executive officers holding our securities in margin accounts or pledging our securities, absent company approval;
w A prohibition against directors and executive officers engaging in hedging transactions with respect to our securities;
w Rigorous stock ownership guidelines applicable to directors and executive officers;
w No tax gross-ups;
w Change in control and severance benefits that are subject to “double trigger”;
w An independent executive compensation consultant hired by and reporting to the Compensation Committee; and
w Compensation clawback provisions included in both our annual cash incentive plan and our equity incentive plans that provide us with a mechanism to recover amounts awarded under such plans in certain circumstances.

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PROPOSALS

The Board recommends a vote FOR the election of each nominee	PROPOSAL NO. 1 Election of Directors

Board Recommendation

Our Board of Directors believes that each director nominee for election at the Annual Meeting is highly qualified. The director nominees’ biographies (below) describe the specific experience, qualifications, attributes, and skills that have been considered by the Nominating and Corporate Governance Committee and contributed to the nominees’ selection as a member of our Board of Directors. As their biographies indicate, all the director nominees possess significant leadership and professional experience, knowledge, including industry knowledge, and skills that qualify them for service on our board. Each director, other than Mr. Brightman, our President and Chief Executive Officer, satisfies the independence requirements under the listing standards of the New York Stock Exchange (“NYSE”). All directors satisfy the criteria stated in our Corporate Governance Guidelines and possess the personal characteristics essential for the proper and effective functioning of our board.

The terms of office of each of the nine current directors will expire at the time of the Annual Meeting. The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has nominated and urges you to vote “FOR”, the election of the nine persons listed below who have been nominated to serve one-year terms as directors. Each of the nominees has consented to be named in this proxy statement and to serve as a director, if elected.

Vote Required

A plurality vote is required for the election of directors in Proposal No. 1, subject to our majority voting policy discussed below. This means that, if a quorum is present at the Annual Meeting, the nine nominees receiving the greatest numbers of “FOR” votes will be elected to serve as directors. Please see the "General Information About the Meeting and Voting" section in this proxy statement for additional information.

It is intended that the proxies solicited hereby will be voted “FOR” the election of such nominees, unless the authority to do so has been withheld by you. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will enable the proxy holder to vote for a substitute nominee of the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee will be required.

Majority Voting Policy: Our Corporate Governance Guidelines provide that in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any director nominee who receives a greater number of votes WITHHELD for his or her election than votes FOR such election shall, following certification of the stockholder vote, unless such nominee has previously submitted an irrevocable resignation in accordance with the majority voting policy, promptly tender his or her resignation to the Chairman of the Board of Directors. The Nominating and Corporate Governance Committee is required to recommend to the Board of Directors whether such tendered resignation should be accepted or rejected. The Board of Directors will then determine whether to accept or reject the tendered resignation. Following the Board of Director’s decision on the Governance Committee’s recommendation, the Company and will promptly disclose the Board of Director’s decision and decision making process regarding a tendered resignation in a document filed with the Securities and Exchange Commission. Each of the director nominees has submitted an irrevocable resignation

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letter. Please read our Corporate Governance Guidelines posted in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com for more information regarding our majority voting policy.

Nominees for Director

The nominees for election as directors are as follows:

Name	Age	Position with Us	Director Since	Public Directorships (including TETRA)
Mark E. Baldwin	63	Director	2014	2
Thomas R. Bates, Jr.	67	Director	2011	3
Stuart M. Brightman	60	Director, President & CEO	2009	3
Paul D. Coombs	61	Director	1994	3
John F. Glick	64	Director	2014	2
Stephen A. Snider	69	Director	2015	3
William D. Sullivan	60	Director	2007	4
Kenneth E. White, Jr.	70	Director	2002	1
Joseph C. Winkler III	65	Director	2015	4

See “Beneficial Stock Ownership of Certain Stockholders and Management” on page 62 for information regarding the number of shares of our common stock owned by each nominee.

Mark E. Baldwin	Board Committees
s Age 63 s Independent Director since 2014	s Audit Committee (Chairman)

Mr. Baldwin has served as a member of our Board of Directors since January 2014 and as Chairman of our Audit Committee since May 2014. Mr. Baldwin served as the executive vice president and chief financial officer of Dresser-Rand Group, Inc., a public company subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), from August 2007 until his retirement in May 2013. Prior to joining Dresser-Rand, he served as the executive vice president, chief financial officer, and treasurer of Veritas DGC Inc., a public company subject to the reporting requirements of the Exchange Act, from August 2004 through February 2007, and operating partner at First Reserve Corporation from April 2003 through July 2004. Mr. Baldwin served as executive vice president and chief financial officer for NextiraOne from October 2001 through August 2002, and as chairman of the board and chief executive officer for Pentacon Inc. from 1997 through 2001. From 1980 through 1997, Mr. Baldwin served in a variety of finance and operations positions with Keystone International Inc., including treasurer, chief financial officer, and president of the Industrial Valves and Controls Group. Mr. Baldwin currently serves as a director and as a member of the audit committee of KBR, Inc., a public company subject to the requirements of the Exchange Act, and as a director of Nine Energy Service, Inc., a private company providing completion, wireline, and cementing services. He previously served as a director of Seahawk Drilling Inc. from August 2009 until February 2011. Mr. Baldwin has a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

Key Attributes/Skills/Expertise. Mr. Baldwin, through his experience in executive financial positions with public companies, brings significant knowledge of accounting, capital structures, finance and financial reporting, risk management, strategic planning, and forecasting. Mr. Baldwin has extensive knowledge of the energy industry and his financial management and operations experience provides a significant contribution to our Board of Director’s mix of backgrounds and skills.

Thomas R. Bates, Jr., Ph.D.	Board Committees
s Age 67 s Independent Director since 2011	s Compensation Committee (Chairman)

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Dr. Bates has served as a member of our Board of Directors since November 2011, as Chairman of our Compensation Committee since May 2014, and as a member of that committee since May 2012. Dr. Bates is a private investor and currently an adjunct professor in the Finance Department at Texas Christian University where he teaches in the MBA program at the Neeley School of Business. Dr. Bates joined Lime Rock Management LP, an energy-focused private equity firm, as a managing director in 2001 and became a senior advisor of the firm in 2010 before retiring in 2013. Dr. Bates had 25 years of experience in oil service management and operations before joining Lime Rock. He served from 1998 through 2000 as president of the Discovery Group of Baker Hughes and was responsible for the integration of Western Atlas into Baker Hughes. Earlier, he served as president and chief executive officer of Weatherford Enterra. Previously, Dr. Bates spent 15 years with Schlumberger in both domestic and international locations and was responsible for the Anadrill business unit when early MWD and LWD tools were commercialized. Dr. Bates began his career with Shell Oil Company, where he conducted drilling research. Dr. Bates has been a personal investor and/or a corporate investor in more than a dozen oil service technology startups. Dr. Bates serves as chairman of the board of directors of Independence Contract Drilling, Inc., a public company subject to the reporting requirements of the Exchange Act, and serves on the board of directors of Alacer Gold Corporation, a Canadian publicly traded company. He also serves on the board of directors of Vantage Drilling International, a private company providing drilling services. Dr. Bates previously served on the boards of Hercules Offshore, Inc. from 2004 through November 2015, Natco Group, Inc. from 2003 through 2009, and T-3 Energy Services from 2007 until it was acquired in 2011. Dr. Bates is a graduate of the University of Michigan with a Ph.D. in Mechanical Engineering.

Key Attributes/Skills/Expertise. Dr. Bates has over 40 years of experience in the international oil and gas services industry, both as a director and in management positions with operational responsibilities. Through his leadership roles, Dr. Bates has gained significant management development, executive compensation, and succession planning experience. Dr. Bates’ experience serving as a director of other public companies provides cross-board experience and perspective, and his management of a private equity firm provides valuable entrepreneurial insight.

Stuart M. Brightman	Board Committees
s Age 60 s President & CEO since 2009 (not Independent)	s No Committee Memberships

Mr. Brightman has served as our President and Chief Executive Officer since May 2009, at which time he was also elected as a director. He served as Executive Vice President and Chief Operating Officer from April 2005 through May 2009. Mr. Brightman also serves as chairman of the board of directors of our CSI Compressco GP Inc. subsidiary, the general partner of CSI Compressco LP ("CSI Compressco"), one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. From April 2004 to April 2005, Mr. Brightman was self-employed. Mr. Brightman served as president of the Dresser Flow Control division of Dresser, Inc. from April 2002 until April 2004. Dresser Flow Control, which manufactures and sells valves, actuators, and other equipment and provides related technology and services for the oil and gas industry, had revenues in excess of $400 million in 2004. From November 1998 to April 2002, Mr. Brightman was president of the Americas Operation of the Dresser Valve Division of Dresser, Inc. He served in other capacities during the earlier portion of his career with Dresser, from 1993 to 1998. From 1982 to 1993, Mr. Brightman served in several financial and operational positions with Cameron Iron Works and its successor, Cooper Oil Tools. Mr. Brightman also serves on the board of directors of C&J Energy Services, Inc., a public company subject to the reporting requirements of the Exchange Act. Mr. Brightman received his B.S. degree from the University of Pennsylvania and his Master of Business Administration degree from the Wharton School of Business.

Key Attributes/Skills/Expertise. Mr. Brightman has more than 30 years of experience in manufacturing and services businesses related to the oil and gas industry. He has experience in corporate finance and in the management of capital intensive operations. Mr. Brightman’s prior service as our Chief Operating Officer and his current position with us as President and Chief Executive Officer also provides our Board of Directors with an in-depth source of knowledge regarding our operations, our executive management team, and the effectiveness of our compensation programs.

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Paul D. Coombs	Board Committees
s Age 61 s Director since 1994 (Independent since 2012)	s Audit Committee s Nominating and Corporate Governance Committee

Mr. Coombs has served as a member of our Board of Directors since June 1994. He has served as a member of our Nominating and Corporate Governance Committee since July 2012 and as a member of our Audit Committee since May 2015. Mr. Coombs currently serves as a director of our CSI Compressco GP Inc. subsidiary, the general partner of CSI Compressco, also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. From April 2005 until his retirement in June 2007, Mr. Coombs served as our Executive Vice President of Strategic Initiatives, and from May 2001 to April 2005, as our Executive Vice President and Chief Operating Officer. From January 1994 to May 2001, Mr. Coombs served as our Executive Vice President - Oil & Gas, from 1987 to 1994 he served as Senior Vice President - Oil & Gas, and from 1985 to 1987, as General Manager - Oil & Gas. He has served in numerous other positions with us since 1982. Mr. Coombs is presently a director and serves on the audit and corporate governance committees of the board of directors of Balchem Corporation, a public company that is subject to the reporting requirements of the Exchange Act.

Key Attributes/Skills/Expertise. Mr. Coombs has more than 30 years of experience with us, which, together with his entrepreneurial approach to management, provides our Board of Directors with insight into our capabilities and personnel. Mr. Coombs has substantial experience with the oil and gas services we provide, the markets in which we operate, both domestically and internationally, our customers and competitors, and with oil and gas exploration and production operations in general.

John F. Glick	Board Committees
s Age 64 s Independent Director since 2014	s Nominating and Corporate Governance Committee (Chairman) s Compensation Committee

Mr. Glick has served as a member of our Board of Directors since January 2014, as Chairman of our Nominating and Corporate Governance Committee since May 2015, and has been a member of that committee and our Compensation Committee since May 2014. Mr. Glick served as the chief executive officer and a director of Lufkin Industries, Inc., a public company subject to the reporting requirements of the Exchange Act, from March 2008 until his retirement in July 2013 and served as Lufkin’s president and a director since August 2007. During his tenure, Mr. Glick oversaw the growth of Lufkin and, ultimately, the sale of the company to General Electric in July 2013. From September 1994 through August 2007, Mr. Glick served as the vice president and general manager of Lufkin’s Power Transmission Division. He served as vice president and general manager of Lufkin’s Oilfield Division from August 2007 through August 2008. Prior to joining Lufkin, from 1974 through 1994, Mr. Glick held several senior management level positions with Cameron Iron Works, Inc. Mr. Glick currently serves as a director and as a member of the audit, nomination, and remuneration committees of Hunting PLC, a public company traded on the London Stock Exchange. Mr. Glick also serves as the vice chairman of the board of directors of CHI St. Luke's Health and sits on its executive committee, and is a director of CHI St. Luke's Memorial Health. Mr. Glick received a B.S. in Journalism from the University of Kansas and graduated from the Harvard Graduate School of Business Program for Management Development.

Key Attributes/Skills/Expertise. Mr. Glick brings extensive energy industry, management, and oversight experience, having served in executive management positions with various public energy services and manufacturing companies. Mr. Glick’s broad experience in manufacturing and servicing a variety of oilfield drilling and completion products, both domestically and internationally, provides valuable insight to our Board of Directors from an operational and strategic planning perspective.

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Stephen A. Snider	Board Committees
s Age 69 s Independent Director since 2015	s Nominating and Corporate Governance Committee s Compensation Committee

Mr. Snider has served as a member of our Board of Directors since July 2015 and currently serves on our Nominating and Corporate Governance Committee and our Compensation Committee. Mr. Snider served as the chief executive officer and a director of Exterran Holdings, Inc. from August 2007 until his retirement in June 2009, and was chief executive officer and chairman of the general partner of Exterran Partners, L.P. from August 2007 to June 2009. Prior to that, Mr. Snider was president, chief executive officer and a director of Universal Compression Holdings Inc. from 1998 until Universal merged with Hanover Compressor Company in 2007 to form Exterran Corporation. Mr. Snider has over 30 years of experience in senior management of operating companies. He has served as a director of Energen Corporation since 2000 and as a director of Thermon Group Holdings, Inc. since 2011, both of which are public companies subject to the reporting requirements of the Exchange Act. He also served as a director of Dresser-Rand Group Inc. from 2009 until its merger with Siemens AG in July 2015 and as a director of Seahawk Drilling, Inc. from August 2009 until February 2011. Mr. Snider holds a B.S. in Civil Engineering from the University of Detroit and an M.B.A. from the University of Colorado at Denver.

Key Attributes/Skills/Expertise. Mr. Snider’s experience as the chief executive officer of natural gas compression services companies, together with his extensive operations experience and public company board experience, provides our Board of Directors with industry-related and international business knowledge and experience, as well as senior executive, corporate governance, and executive compensation knowledge and experience.

William D. Sullivan	Board Committees
s Age 60 s Independent Director since 2007 s Chairman of the Board	s As Chairman of the Board, Mr. Sullivan is an Ex-Officio member of all board committees

Mr. Sullivan has served as a member of our Board of Directors since August 2007 and as Chairman since May 2015. He previously served as Chairman of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. From 1981 through August 2003, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as executive vice president, exploration and production. Mr. Sullivan has been retired since August 2005. Mr. Sullivan serves as a director of our CSI Compressco GP Inc. subsidiary, the general partner of CSI Compressco, also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. Mr. Sullivan is the non-executive chairman of the board of directors of SM Energy Company, a publicly traded exploration and production company that is subject to the reporting requirements of the Exchange Act. Mr. Sullivan is also a director and serves on the audit, nominating and corporate governance and conflicts, and compensation committees of Legacy Reserves GP, LLC, the general partner of Legacy Reserves, LP, a publicly traded limited partnership holding oil and gas producing assets, primarily in the Permian Basin and Rocky Mountain areas. From February 2007 to May 2015, Mr. Sullivan served as a director and as a member of the conflicts and audit committees of Targa Resources Partners GP, LLC, the general partner of Targa Resources Partners LP, a publicly traded limited partnership. Mr. Sullivan received his B.S. degree in Mechanical Engineering from Texas A&M University.

Key Attributes/Skills/Expertise. Mr. Sullivan has significant management experience in mid-stream oil and gas operations and in the exploration and production of oil and gas on an international level. Mr. Sullivan also has substantial experience in executive compensation matters and in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and gas industry. As Chairman of our Board of Directors, Mr. Sullivan serves as a critical mentor and advisor to our Chief Executive Officer and is pivotal in creating the conditions for overall board and individual director effectiveness, both inside and outside the boardroom.

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Kenneth E. White, Jr.	Board Committees
s Age 70 s Independent Director since 2002	s Audit Committee s Compensation Committee

Mr. White has served as a member of our Board of Directors since 2002. He serves on our Audit and our Compensation Committees and served as Chairman of our Compensation Committee until May 2014. Mr. White served as president and chief operating officer and a director of Torch Energy Advisors, a private company that owns and operates oil and gas projects on behalf of its investors, until his retirement in January 2001. Prior to his initial employment with Torch in 1989, Mr. White served as executive vice president and general manager of Gruy Engineering, a petroleum consulting firm affiliated with Torch. From 1982 to 1989, Mr. White served in several positions related to Gulf Coast reservoir management and engineering with Tenneco Oil. He received his B.S. degree in Mechanical Engineering from Louisiana State University.

Key Attributes/Skills/Expertise. Mr. White has substantial experience in the oil and gas industry, including with regard to the management, operation, and analysis of oil and gas reserves. In addition, Mr. White’s management experience provides valuable insight to our Board of Directors regarding executive compensation matters.

Joseph C. Winkler III	Board Committees
s Age 65 s Independent Director since 2015	s Audit Committee

Mr. Winkler has served as a member of our Board of Directors since August 2015 and currently serves on our Audit Committee. Mr. Winkler served as chairman and chief executive officer of Complete Production Services Inc. from March 2007 until February 2012, at which time he retired in connection with the acquisition of Complete by Superior Energy Services, Inc. From June 2005 to March 2007, Mr. Winkler served as Complete Production Services Inc.'s president and chief executive officer. Prior to that, from March 2005 to June 2005, Mr. Winkler served as the executive vice president and chief operating officer of National Oilwell Varco, Inc. and from May 2003 until March 2005, as the president and chief operating officer of such company’s predecessor, Varco International, Inc. From April 1996 until May 2003, Mr. Winkler served in various other senior management capacities with Varco and its predecessor. From 1993 to April 1996, Mr. Winkler served as the chief financial officer of D.O.S., Ltd., a privately held company that was acquired by Varco International in April 1996. Prior to joining D.O.S., Ltd., Mr. Winkler served as chief financial officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated. Mr. Winkler has served as a director of the general partner of Hi-Crush Partners LP since 2012, as a director of Commercial Metals Company since 2012, and as a director of Eclipse Resources Corporation since 2014, all of which are publicly traded companies subject to the reporting requirements of the Exchange Act. Mr. Winkler also served on the board of Dresser-Rand Group, Inc. from 2007 until its merger with Siemens AG in July 2015. Mr. Winkler received a B.S. degree in Accounting from Louisiana State University.

Key Attributes/Skills/Expertise. Mr. Winkler’s extensive industry-related operational, financial, international, and capital markets experience provides a significant contribution to our Board of Director’s mix of backgrounds and skills. Mr. Winkler also has substantial experience in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and gas industry.

The Board recommends a vote FOR this proposal	PROPOSAL NO. 2 Ratification of Selection of Independent Registered Public Accounting Firm

Proposal No. 2 requests stockholder approval of the Board of Directors’ selection of the firm of Ernst & Young LLP (or E&Y) as our independent registered public accounting firm for the year ending December 31, 2017.

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Independence of our Independent Auditor

The Audit Committee evaluates the selection of the independent auditors each year and has selected E&Y for the current year. E&Y has served as our independent auditors since 1981. The Audit Committee concluded that many factors contribute to the continued support of E&Y’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards, in addition to conducting audit inspections, the mandating of reports on internal control over financial reporting, PCAOB requirements for audit partner rotation, and limitations imposed by regulation and by our Audit Committee on non-audit services provided by E&Y. The Audit Committee reviews and pre-approves all audit and non-audit services to be performed by E&Y as well as reviews and approves the fees charged by E&Y for such services. In its review and pre-approval of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. In addition, under the auditor independence rules, E&Y reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed in those rules.

Audit Partner Rotation

In accordance with applicable rules on partner rotation, E&Y’s coordinating partner for our audit was changed in 2013, and the current coordinating partner will rotate off our account after the 2017 audit, while E&Y’s engagement quality review partner for our audit was most recently changed in 2014 and will rotate off our account after the 2018 audit.

Considerations Regarding Appointment

The Audit Committee considers, among other factors, the fact that we require global, standardized, and well-coordinated services, not only for audit purposes, but for other non-audit service items, including statutory audits and various regulatory certification items. Many of these services are provided to us by multinational audit and accounting firms other than E&Y. A change in our independent auditor may require us to replace one or more of these other multinational service providers and could significantly disrupt our business due to a loss of cumulative knowledge in such service providers’ areas of expertise.

Board Recommendation

The Board of Directors recommends that you vote “FOR” ratification and approval of the appointment of E&Y as our independent registered public accounting firm for the 2017 fiscal year, and proxies returned will be so voted unless contrary instructions are indicated thereon.

As a matter of good corporate governance, the Board of Directors submits the selection of the independent registered public accounting firm to our stockholders for ratification. If our stockholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as our independent registered public accounting firm for the year ending December 31, 2017, but the Audit Committee may also elect to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if the committee determines that such change would be appropriate. Representatives of E&Y are expected to be present at the Annual Meeting.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the annual meeting of stockholders. Please see the "General Information About the Meeting and Voting" section in this proxy statement for additional information.

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The Board recommends a vote FOR this proposal	PROPOSAL NO. 3 Advisory Vote to Approve Executive Compensation

In Proposal No. 3, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) pursuant to Section 14A of the Exchange Act, as disclosed in this Proxy Statement in accordance with SEC rules. While this vote is not binding on our Company, the results of the votes on this proposal will be carefully considered by the Board of Directors and the Compensation Committee of our Board of Directors when making future executive compensation decisions.

As discussed in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, our compensation philosophy is designed to enable us to recruit and retain the highly qualified and competent executives that are crucial to our long-term success while ensuring that a significant portion of the compensation opportunities available to them is tied to performance; thus aligning their interests with the interests of our stockholders.

The following are some of the key topics discussed in greater detail in the CD&A and in other sections of this proxy statement, and stockholders are encouraged to read these other sections.

•
Following last year's advisory vote to approve executive compensation, we reached out to stockholders who owned approximately 72% of our then outstanding common stock for feedback regarding our executive compensation practices (page 30).

•	Every member of our Compensation Committee is independent, as independence is defined in the listing standards of the NYSE (page 35).

•
Our Compensation Committee has established a thorough process for the review and approval of our compensation programs and practices and it has the authority to retain and direct compensation consultants or other advisors to assist in the discharge of its duties (page 37).

•	Our Board of Directors has adopted stock ownership guidelines that apply to our directors and executive officers (page 17).

•	At the TETRA level, we employ a majority of our executive officers “at will” under employment agreements similar to those executed by all our employees (page 49).

•
Our insider trading policy prohibits transactions involving short sales, the buying and selling of puts, calls, or other derivative instruments, and certain forms of hedging or monetization transactions involving our securities (page 22).

•
Our Cash Incentive Compensation Plan, Amended and Restated 2007 Long Term Incentive Compensation Plan, and Third Amended and Restated 2011 Long Term Incentive Compensation Plan each includes a clawback provision that provides us with a mechanism to recover amounts awarded under such plans in certain circumstances (page 35).

•
Our Amended and Restated 2007 Long Term Incentive Compensation Plan and Third Amended and Restated 2011 Long Term Incentive Compensation Plan each require that a minimum of 90% of all “full value” awards under the respective plan carry a vesting period of not less than three years and that a minimum of 85% of all awards of stock options and stock appreciation rights granted thereunder are also subject to the minimum three-year vesting period.

•
On an annual basis, our Compensation Committee awards performance-based, long-term cash incentives to certain of our executive officers to supplement the long-term performance-based incentive and retention value provided by time-vesting equity awards.

•
We seek to structure a balance between achieving positive short-term annual results and ensuring long-term viability and success by providing both annual and long-term incentive opportunities. For fiscal year 2016, approximately 81% of the total target compensation awarded to our Chief Executive Officer, Mr. Brightman, consisted of long-term, performance-based incentives, and an average 63% of the total target compensation awarded to other named executive officers consisted of long-term, performance-based incentives. For our Chief Executive Officer and other named executive officers,

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such long-term, performance-based incentives consist of stock options and shares of restricted stock granted under the TETRA equity plans and, for 2016, for those with company-wide responsibilities, equity awards granted under the CSI Compressco equity plan, which together tie a significant portion of our executive officers' compensation directly to our stockholders’ returns. These long-term, performance-based awards weight total prospective target compensation awarded in 2016 to our named executive officers significantly toward long-term performance.

•
We believe that providing both short- and long-term incentive compensation awards also helps reduce risks to us or our stockholders that could arise from excessive focus on short-term performance (page 60).

Our Board of Directors believes that our compensation program is effective in implementing our compensation philosophy and furthering our strategic goals and objectives. Pursuant to SEC rules, we are asking our stockholders to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 29), the compensation tables (beginning on page 52) and the narrative discussion following the compensation tables. This advisory stockholder vote, commonly known as “say-on-pay,” gives you as a stockholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution:

“RESOLVED, that the stockholders of TETRA Technologies, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Company’s 2017 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure contained in this Proxy Statement.”

Board Recommendation

The Board of Directors recommends that you vote “FOR” approval of the named executive officer compensation as disclosed pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion as contained in this proxy statement. Proxies returned will be so voted unless contrary instructions are indicated thereon.

Vote Required

Approval of Proposal No. 3, on an advisory basis, requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the annual meeting of stockholders. Please see the "General Information About the Meeting and Voting" section in this proxy statement for additional information.

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The Board recommends a vote for an ANNUAL (1 YEAR) advisory vote on executive compensation	PROPOSAL NO. 4 Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

As proposed in Proposal No.3, stockholders are being asked to cast a non-binding advisory vote with respect to the compensation of our NEOs.  This advisory vote is typically referred to as a “say-on-pay” vote.  In this Proposal No. 4, our Board of Directors is also asking stockholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future. This vote is required under Section 14A of the Exchange Act. Stockholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may abstain from casting a vote.

At our 2011 Annual Meeting of Stockholders, our stockholders cast the highest number of votes for an annual advisory vote on executive compensation and our Board of Directors, based upon such vote, determined it would hold the non-binding advisory vote on executive compensation on an annual basis. We have held an advisory vote on executive compensation for each of the past five years accordingly. Our next advisory vote on the frequency of the advisory vote on executive compensation will occur at our 2023 Annual Meeting of Stockholders.

Board Recommendation

Our Board of Directors unanimously recommends that stockholders vote to hold a stockholder vote regarding named executive officer compensation ANNUALLY (1 YEAR). Our Board of Directors believes that an annual advisory vote on the compensation of our named executive officers will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our Board of Directors believes that an annual vote is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. Nevertheless, our Board of Directors acknowledges that there are a number of points of view regarding the relative benefits of annual and less frequent say-on-pay votes. Therefore, even though the advisory vote sought by this Proposal No. 4 is not binding on our Board of Directors, it intends to hold say-on-pay votes in the future in accordance with the frequency that receives the most stockholder support.

Vote Required

The frequency choice that receives the most votes will be considered by the Board of Directors to be the expression of the Company’s stockholders as to their preference, and the Board will take that frequency choice into account when making its determination as to the frequency of future advisory votes on executive compensation.

The Board recommends a vote FOR this proposal	PROPOSAL NO. 5 Approval of the Amendment to our Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

Proposed Amendment

Our authorized capital stock presently consists of 150,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. Our Board of Directors has approved, and is recommending to the stockholders for approval at the Annual Meeting, an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock. The proposed amendment would increase the number of authorized shares of common stock from 150,000,000 shares to 250,000,000 shares. The number of authorized shares of preferred stock would not be affected by the proposed

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amendment. If approved, the first sentence of Article Fourth of our Restated Certificate of Incorporation will be amended to read in its entirety as follows:

“FOURTH. The total number of shares of stock that the Corporation shall have authority to issue is 255,000,000, consisting of 5,000,000 shares of Preferred Stock, of the par value of $.01 per share (hereinafter called “Preferred Stock”), and 250,000,000 shares of Common Stock, of the par value of $.01 per share (hereinafter called “Common Stock”).”

The additional shares of our common stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions, and will be identical in all other respects to the shares of our common stock now authorized.

Reasons for the Proposed Amendment

Throughout 2016, a primary focus of our senior management was structuring and implementing transactions to improve our liquidity, strengthen our balance sheet, and to ensure compliance with our debt covenants. In June 2016, we issued 11.5 million shares of our common stock in a public offering and in December 2016, we issued an additional 22.3 million shares of our common stock and warrants to purchase 11.2 million shares of our common stock in a subsequent public offering. The net proceeds from these equity offerings of $168.3 million were primarily used to retire outstanding indebtedness. These actions not only ensured our compliance with debt covenants, but they also positioned us to capitalize on growth opportunities as they arise.

As of March 6, 2017, 115,632,617 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In addition, as of March 6, 2017, 23,517,041 shares of common stock were reserved for issuance or issuable upon exercise of equity awards or warrants (as shown in the pie chart below), leaving only 7.2% percent of the authorized shares of common stock currently unreserved and available for future issuance.

Issued & Outstanding
Treasury Shares*
Reserved for Issuance under Equity Plans
Issuable upon Exercise/Vesting of Outstanding Equity Awards
Reserved for Exercise of Warrants
Unreserved

*Treasury shares are issued shares of common stock currently held by the Company.

Our Board of Directors believes that increasing the authorized number of shares of our common stock will afford us continued flexibility to issue shares of, and other instruments convertible into, our common stock for valid corporate purposes, including acquisitions, financings, incentive compensation and other benefit plans, and stock dividends or stock splits. Except as may be required by law or under the rules of the NYSE, the proposed amendment would permit the Board of Directors to issue additional shares of common stock without further action or approval of our stockholders.

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By authorizing the additional shares now, such shares may be issued without the delay and expense associated with obtaining special stockholder approval each time an opportunity requiring the issuance of shares of our common stock may arise. Such a delay might cause us to lose an opportunity or make it more expensive for us to take advantage of an opportunity. Although the Board of Directors has no present plans to issue any additional shares of common stock, except in connection with our existing stock option and incentive plans or as required upon exercise of our outstanding warrants, the Board of Directors believes that the proposed increase in the number of authorized shares of common stock is necessary to provide us with the necessary flexibility to pursue corporate opportunities.

Possible Effects of the Proposed Amendment

The authorization of the additional shares of common stock sought by this proposal would not have any immediate dilutive effect upon the proportionate voting power or rights of our existing stockholders; however, to the extent that the additional authorized shares of common stock are issued in the future, such issuance may decrease existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to existing stockholders and have a negative effect upon the market price of the common stock. Our stockholders do not have preemptive rights, which means they do not have the right to purchase shares in any future issuance of common stock in order to maintain their proportionate ownership of common stock.

The amendment to increase the number of authorized shares of our common stock could have the effect of discouraging or preventing attempts to take over control of TETRA. For example, in the event of a hostile attempt to take over control of our company, it may be possible for us to impede the attempt by issuing shares of common stock, which would dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of us. The proposed amendment therefore may have the effect of discouraging unsolicited takeover bids and potentially limiting the opportunity for our stockholders to dispose of their shares at a premium which may otherwise be available in a takeover attempt or merger proposal. To the extent that it impedes any such attempts, the proposed amendment may serve to perpetuate our current management, including the Board of Directors. The amendment is not being proposed in response to any known effort or threat to acquire control of TETRA and is not part of a plan by management to adopt a series of amendments to our Restated Certificate of Incorporation and bylaws having an anti-takeover effect.

If the proposed amendment is adopted, it will become effective upon filing of a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of Delaware.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the proposed amendment to our Restated Certificate of Incorporation, and proxies returned will be so voted unless contrary instructions are indicated thereon.

Vote Required

Approval of Proposal No. 5 requires the affirmative vote of a majority of TETRA’s outstanding shares. Please see the "General Information About the Meeting and Voting" section in this proxy statement for additional information.

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INFORMATION ABOUT US

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE corporate governance listing requirements and various other corporate governance matters. The Board of Directors believes the Corporate Governance Guidelines assist in ensuring that:

•	the Board of Directors is independent from management;

•	the Board of Directors adequately performs its function as the overseer of management, and

•	the interests of management and the Board of Directors align with the interests of our stockholders.

Majority Voting Policy

In December 2016, upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors adopted an amendment to our Corporate Governance Guidelines to provide for a majority vote principle in connection with the election of our directors. Under our Corporate Governance Guidelines, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of votes “withheld” from his election than votes “for” his election must promptly tender his resignation to the Chairman of the Board unless he has previously submitted an irrevocable resignation in accordance with our Corporate Governance Guidelines. The Corporate Governance Guidelines also provide that the Board of Directors may require, in order for any incumbent director to become a nominee for further service on the Board of Directors, that such incumbent director submit to the Board of Directors an irrevocable resignation. The irrevocable resignation will be conditioned upon, and shall not become effective until there has been (i) a failure by that nominee to receive more votes “for” his election than votes “withheld” from his election in any uncontested election of directors and (ii) acceptance of the resignation by the Board of Directors. In the event a director receives a greater number of votes “withheld” from his election than “for” his election, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors regarding the action to be taken with respect to the tendered resignation. A director whose resignation is being considered will not participate in any committee or Board of Directors meetings where his resignation is being considered. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following the certification of the stockholder vote, and the Board of Directors will promptly and publicly disclose its decision. Each of the nominees for election to the Board of Directors has submitted an irrevocable resignation in accordance with our Corporate Governance Guidelines.

Corporate Governance Documents

The following governance documents are available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com and are also available upon written request addressed to Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380:

•	Corporate Governance Guidelines which govern the qualifications and conduct of the Board of Directors.

•	Audit Committee Charter.

•	Compensation Committee Charter.

•	Nominating and Corporate Governance Committee Charter.

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•	Code of Business Conduct for directors, officers, and employees. The key principles of this code are honesty, loyalty, fairness, and forthrightness.

•
Code of Ethics for Senior Financial Officers. The key principles of this code include acting legally and ethically, promoting honest business conduct, and providing timely and meaningful public disclosures to our stockholders.

•	Stock Ownership Guidelines for Directors and Executive Officers, which are designed to align the interests of our executive officers and directors with the interests of our stockholders.

•
Policy and Procedures for Receipt and Treatment of Complaints Related to Accounting and Compliance Matters (Whistleblower Policy), which provides for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, auditing matters, or possible violations of laws, rules, or regulations applicable to us and the confidential, anonymous submission by our employees of concerns regarding those matters.

If any substantive amendments are made to the Code of Ethics for Senior Financial Officers, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either the Code of Business Conduct or the Code of Ethics for Senior Financial Officers is granted to an executive officer, director, or principal accounting officer, the nature of such waiver will be disclosed on our website.

Director Independence and Transactions Considered in Independence Determinations

Director Independence. The NYSE listing standards require our Board of Directors to be comprised of at least a majority of independent directors. Our Board of Directors determines independence in accordance with the listing requirements of the NYSE, taking into consideration such facts and circumstances as it considers relevant. In order to assist the Board of Directors in making its determination of whether directors are independent, each director completed and delivered to us a questionnaire designed to solicit accurate and complete information that may be relevant in making such independence determinations. The Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, reviewed summaries of responses to such questionnaires and such other information considered relevant with respect to the existence of any relationships between a director and us.

The Board of Directors has affirmatively determined that the following directors are independent:
Mark E. Baldwin Thomas R. Bates, Jr.	Paul D. Coombs John F. Glick	Stephen A. Snider William D. Sullivan	Kenneth E. White, Jr. Joseph C. Winkler III

Transactions Considered in Independence Determinations. In making its independence determinations, our Board of Directors considered transactions that occurred between us and entities associated with the independent directors and their immediate family members.

Mr. Sullivan is a director of SM Energy Company and Legacy Reserves GP LLC, Mr. Snider is a director of Energen Corporation, and Mr. Winkler is a director of Eclipse Resources. Each of these entities or their affiliates is a customer of TETRA or CSI Compressco, although the revenues received from them are not considered to be material. In addition, Messrs. Sullivan and Coombs are directors of CSI Compressco GP Inc., the general partner of CSI Compressco, which are subsidiaries of ours. We have an ongoing business relationship with CSI Compressco. We have considered the foregoing and have concluded that these transactions and relationships did not automatically disqualify Messrs. Sullivan, Snider, Winkler, and Coombs from being considered independent under the rules of the NYSE. Our Board of Directors has also determined that none of Messrs. Sullivan, Snider, Winkler, or Coombs has a material interest in these transactions, and that each of them is independent.

Based upon his ongoing employment with us, the Board of Directors has determined that Mr. Brightman is not independent.

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Board Leadership Structure; Separation of Positions of Chairman and Chief Executive Officer

As set forth in our Corporate Governance Guidelines, we require the separation of the positions of Chairman of the Board and Chief Executive Officer. Our Board of Directors believes that the separation of these positions strengthens the independence of our Board of Directors and its ability to carry out its roles and responsibilities on behalf of our stockholders. Mr. Brightman, as President and Chief Executive Officer, is responsible for setting the strategic direction for TETRA and provides the day-to-day leadership of its operations and performance, while Mr. Sullivan, as Chairman, provides overall leadership to our Board of Directors in its oversight function. As Chairman, Mr. Sullivan serves as the presiding director of executive sessions of the non-management and independent directors.

Risk Oversight
Board of Directors
The Board of Directors has ultimate responsibility for protecting stockholder value. Among other things, our Board of Directors is responsible for understanding the risks to which we are exposed, approving management’s strategy to manage these risks, and measuring management’s performance against the strategy. The Board of Directors’ responsibilities include, but are not limited to, appointing our Chief Executive Officer, monitoring our performance relative to our goals, strategies, and the performance of our competitors, reviewing and approving our annual budget, and reviewing and approving investments in and acquisitions and dispositions of assets and businesses.

Management
It is our management’s responsibility to manage risks and to bring to the Board of Directors’ attention any aspects of our business or operations that may give rise to a material level of risk. Our Chief Executive Officer brings members of management from various business or administrative areas into meetings of the Board of Directors from time to time to make presentations and to provide insight to the board, including insight into areas of potential risk. Such risks include competition risks, industry risks, economic risks, credit and liquidity risks, risks from operations, risks posed by significant litigation and regulatory matters, and risks related to acquisitions and dispositions. The Board of Directors, either directly or through its committees, reviews with our management policies, strategic initiatives, and other actions designed to mitigate various types of risk.

Audit Committee
Our Audit Committee oversees risks associated with the integrity of our financial statements, our compliance with legal and regulatory requirements, and matters reported to the Audit Committee through our internal auditors, chief compliance officer, and our anonymous reporting procedures. The Audit Committee reviews with management, internal auditors, and our independent auditors the accounting policies, the system of internal control over financial reporting, and the quality and appropriateness of disclosure content in the financial statements or other external financial communications, and it also periodically reviews with our management and our independent auditors significant financial risk exposures and the processes we have implemented to monitor, control, and report such exposures. Our Audit Committee also performs oversight of our compliance program and monitors the results of our compliance efforts.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee oversees risks primarily associated with our ability to attract, motivate, and retain quality directors, and our corporate governance programs and practices and our compliance therewith. Additionally, the Nominating and Corporate Governance Committee oversees the performance evaluation of the Board of Directors and each of its committees.

Compensation Committee
Our Compensation Committee oversees risks primarily associated with TETRA and CSI Compressco's abilities to attract, motivate, and retain quality talent, particularly executive talent, including risks associated with the design and implementation of our compensation programs and the disclosure of executive compensation philosophies, strategies, and activities. The Compensation Committee also oversees the compensation of the Board of Directors and its committees.

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Stock Ownership Guidelines

Our Board of Directors has adopted a policy with regard to stock ownership for our directors and executive officers. The stock ownership guidelines provided under the policy are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under this policy, our executive officers have historically been required to hold shares of our common stock with a value equal to a multiple, based upon position, of their base salary. In addition to ownership of our stock, ownership of common units of CSI Compressco LP by our executive officers and directors counts toward fulfillment of the ownership requirement. For purposes of this guideline: (1) each share of our common stock and each CSI Compressco common unit owned on the date of our Annual Meeting each year shall be deemed to have a value equal to the greater of (a) the trading price of a share of our common stock or a CSI Compressco LP common unit, as applicable, as of the date the applicable share or common unit was acquired or (b) the trading price of a share of our common stock or a CSI Compressco common unit as of the date of our Annual Meeting. The policy establishes the following minimum ownership guidelines.

•
Executive Officers - must own shares of our common stock and/or common units of CSI Compressco LP with a value equal to a multiple, based upon position, of their base salary. The multiples are as follows:

Level	Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer	2x
Chief Operating Officer	2x
Senior Vice President	1x
Vice President	1x

•
Executive officers who held their current positions in February 2008 were required to be in compliance with the policy by May 3, 2013. All such executive officers, including Mr. Brightman, our Chief Executive Officer, were in compliance on the required date. Executive officers appointed after February 2008 have five years following attainment of executive officer status to be in compliance.

•
Effective February 16, 2016, our Nominating and Corporate Governance Committee recommended to our Board of Directors, and the board approved, an increase in Mr. Brightman’s multiple of base salary from three to five times his base salary. Under the policy, in the event the multiple of an executive officer’s base salary is increased, the executive officer will have five years from the time of such increase to meet the new guideline.

•	As of the date of this proxy statement, all covered officers are in compliance with the policy. In addition, Mr. Brightman is in compliance with his increased multiple of base salary guideline.

•
Non-Employee Directors - including the Chairman of the Board of Directors, are required to hold shares of our common stock and/or common units of CSI Compressco LP having a value equal to five-times their annual cash retainer. Non-employee directors as of February 2008 were required to be in compliance with the policy by the date of our 2012 Annual Meeting. Non-employee directors elected after February 2008 have four years from the date of their election or appointment to be in compliance. As of the date of this proxy statement, all directors are in compliance with the policy.

Board Committees and Meetings

Board Committees. The Board of Directors assigns responsibilities and delegates authority to its committees, as appropriate, and the committees regularly report on their activities to the full board. During 2016, the standing committees of the Board of Directors consisted of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee can engage outside experts, advisors, and legal counsel to assist the committee in its work.

The following table identifies the current committee members. As discussed above, the board has determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent in accordance with NYSE standards.

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Director	Committee Membership
	Audit	Compensation	Governance
Mark E. Baldwin(1)
Thomas R. Bates, Jr.
Paul D. Coombs	X		X
John F. Glick		X
Stephen A. Snider		X	X
William D. Sullivan(2)
Kenneth E. White, Jr.	X	X
Joseph C. Winkler III	X
Number of Committee Meetings held in 2016	6	4	3

(1)	Designated Audit Committee Financial Expert
(2)
As Chairman of the Board, Mr. Sullivan is an ex officio member of the Audit, Compensation, and Nominating and Corporate Governance Committees and has a standing invitation to attend all such committee meetings. He also serves as the presiding director of executive sessions of the non-management and independent directors.

Committee Chair

Meetings and Attendance. During 2016, the Board of Directors held eight meetings, including five regular and three special meetings. Each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors held while serving as a member of the board and the meetings of each committee of the Board of Directors of which he was a member that were held during the time he was a member. Our Corporate Governance Guidelines provide that our preference is to have our directors attend the annual meeting of stockholders. All members of our Board of Directors who were serving at the time of the annual meeting, attended the Annual Meeting of Stockholders in 2016, with the exception of Mr. Snider, who was unable to attend due to a conflict that existed prior to his election to our Board of Directors.

Audit Committee. The Audit Committee’s primary purpose is to assist the Board of Directors in its oversight of:

(i)	the integrity of our financial statements;

(ii)	our compliance with legal and regulatory requirements;

(iii)	the independent auditor’s qualifications; and

(iv)	the performance of our internal audit function and independent auditors.

The Audit Committee has sole authority to appoint and terminate our independent auditors. To promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors, and management. As required by NYSE and SEC rules regarding audit committees, the Board of Directors has reviewed the qualifications of its Audit Committee and has determined that none of the current members of the Audit Committee has a relationship with us that might interfere with the exercise of their independence from us or our management, as independence is defined in the listing standards of the NYSE. Accordingly, our Board of Directors has determined that all current members of our Audit Committee are independent as defined in Section 10A of the Exchange Act and as defined in the listing standards of the NYSE. Further, our board has determined that Mr. Baldwin, the current Audit Committee chairman, is an “audit committee financial expert” within the definition established by the SEC.

Compensation Committee. The functions performed by the Compensation Committee include:

(i)	reviewing and establishing overall management compensation;

(ii)	administering our equity compensation plans;

(iii)	approving salary and bonus awards to our executive officers; and

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(iv)	reviewing the compensation of our non-employee directors and providing director compensation recommendations to the Board of Directors for approval.

Our Board of Directors has determined that each member of the Compensation Committee is independent, as independence is defined in the listing standards of the NYSE. The Compensation Committee may designate a subcommittee and delegate authority to such subcommittee as it deems appropriate.

Our equity compensation plans include provisions that enable the Compensation Committee to delegate its authority to approve certain grants of awards under those plans to a committee of our Board of Directors that may consist of one director. The Board of Directors established the Non-Executive Award Committee (the "NEA Committee"), which is a committee of one or more members of our Board of Directors. The NEA Committee is currently comprised of one member - Mr. Brightman. The Compensation Committee has delegated authority to the NEA Committee to make special inducement, merit, and retention awards, other than regular annual awards, to participants under those plans who are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, subject to certain limitations, including limitations on the number of awards that may be granted in a given time period, as may be imposed from time-to-time by the Compensation Committee.

Compensation decisions for our Chief Executive Officer are made by the Compensation Committee. The Compensation Committee is also responsible for approving the compensation of our other executive officers and in such process, it reviews and gives significant consideration to the recommendations made by the Chief Executive Officer for such other executive officers. As part of its role in reviewing and approving management compensation, the Compensation Committee administers our equity compensation plans and our cash incentive plan under which cash incentives may be awarded to our executive officers and other key employees based on performance, including the attainment of performance goals. Our Chief Executive Officer, with input from senior management, recommends to the Compensation Committee base salaries, target cash incentive levels, actual cash incentive payouts, and equity awards, as well as company, division, and individual performance measures for our executive officers other than the Chief Executive Officer. The Compensation Committee considers, discusses, and takes action on such proposals as it deems appropriate.

In addition, since our CSI Compressco subsidiary does not have its own compensation committee, our Compensation Committee is also responsible for the oversight of compensation programs that apply to a broad base of employees of CSI Compressco and for specific compensation decisions that relate to the President and other officers of CSI Compressco.

Independent Compensation Consultant. The Compensation Committee has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, or other advisors to assist the committee in the discharge of its duties. The Compensation Committee has retained the services of Pearl Meyer & Partners (“Pearl Meyer”), an independent provider of compensation consulting services, to review our compensation programs and practices and to assist in the review of compensation disclosures included in this proxy statement. Pearl Meyer acted as independent advisor to the Compensation Committee and does not provide any other services to us or earn any compensation from us outside of the services provided as an independent advisor to the Compensation Committee.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee during 2016 were Mr. Bates, as Chairman, and Messrs. Glick, Snider, and White, none of whom is or was previously an officer or employee of ours, and none of whom had any relationship required to be disclosed under this section.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee:

(i)	investigates and makes recommendations to the Board of Directors with regard to all matters of corporate governance, including the structure, operation, and evaluation of the board and its committees;

(ii)	investigates and makes recommendations to the Board of Directors with respect to qualified candidates to be nominated for election to the board; and

(iii)	reviews and makes recommendations to the board with regard to candidates for directors properly nominated by stockholders in accordance with our bylaws.

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Our Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is independent, as independence is defined in the listing standards of the NYSE.

Board and Committee Succession Planning

The Nominating and Corporate Governance Committee’s ongoing succession planning process takes into account the importance of board refreshment and having an appropriate balance of experience and perspectives on our board and each of its committees. Beginning in 2013, the committee oversaw a multi-year succession planning process that added four new directors to infuse new ideas and fresh perspectives into our boardroom. In addition, four directors retired from our board during the 2014-2016 time-period.

Director Tenure

The following chart illustrates the tenure of the current members of our Board of Directors. We believe the tenure of the members of our board provides the appropriate balance of expertise, experience, continuity and perspective to our board to serve the best interests of our stockholders.

Balanced Director Tenure (current directors)
4 directors	2 directors	3 directors

≤5 years	6-9 years	>9 years
Years on Board of Directors

Executive Succession Planning

The Compensation Committee, the CEO, and the Vice President of Human Resources evaluate, from time to time each year, executive development and succession planning to prepare us for future success. The succession planning process covers the CEO position as well as all senior management positions. This review of executive talent determines readiness to take on additional leadership roles and identifies developmental opportunities needed to prepare our executives for greater responsibilities. Our short and long-term business strategy is considered when evaluating candidates and their skills. Where possible, our board gains insight through exposure to internal succession candidates from their presentations to the board, work with individual directors or board committees, and participation in board activities. The CEO makes a formal succession planning presentation to the Compensation Committee annually in which our directors who are not members of the Compensation Committee are invited to attend.

Director Orientation and Continuing Education

We provide each new director with an orientation that consists of a series of in-person briefings provided by corporate officers on our business operations, strategic plans, significant accounting and risk management issues, corporate governance, compliance, and key policies and practices. The orientation sessions are tailored to the particular director depending on their orientation needs. Each director is expected to participate in continuing educational programs as necessary to maintain expertise to perform his or her responsibilities as a director. In this regard, from time to time we provide pertinent articles and information relating to our business, financial affairs, risks, competitors, corporate governance, and changes in legal and regulatory issues.  We may also coordinate training and educational sessions for directors from outside experts and provide directors with tours of our facilities from time to time. We reimburse directors for reasonable costs associated with attending other relevant director education programs.

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Board and Committee Self-Evaluation Process

Each committee, as well as the full board, performs an annual self-evaluation with regard to its responsibilities, structure and functioning, and information and resources. The results of the evaluations are discussed by each respective body as a scheduled meeting agenda item. The results of the committee self-evaluations, including any action items, are available to the full Board.

Executive Sessions of the Board of Directors

Our independent non-management directors meet in executive session at least four times per year. These executive sessions are presided over by Mr. Sullivan or, in his absence, another non-management director. The non-management directors presently consist of all current directors except Mr. Brightman.

Communications with Directors

Our security holders and other interested parties may communicate with one or more of our directors (including the non-management directors as a group) by mail in care of our Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, or by email at corpsecretary@tetratec.com. Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications, will be forwarded to the appropriate director or directors.

Director Nominations Submitted by Stockholders

The Nominating and Corporate Governance Committee will consider proposals for nominees for director from our stockholders. In order to nominate a director at the annual meeting, our bylaws require that a stockholder follow the procedures set forth in Article III, Section 3 of our bylaws. (This bylaw provision is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com.) In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of the recommendation, and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered.

Stockholder recommendations must be made pursuant to written notice delivered to our Corporate Secretary at our principal executive offices no later than 80 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that if the date of the annual or special meeting is not publicly announced more than 90 days prior to the annual or special meeting, such notice by the stockholder will be considered timely if delivered to the Corporate Secretary no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

1.	name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

2.	a representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;

3.	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are to made by the stockholder;

4.
for each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Schedule 14A promulgated under the Exchange Act; and

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5.	for each person nominated, a written consent to serve as a director, if elected.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Director Nominations by the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee selects each nominee for recommendation to the Board of Directors. As set forth in our Corporate Governance Guidelines, the following are considered, among other things, in selecting candidates for the Board of Directors:

(i)	independence;

(ii)	knowledge, experience, and skill in areas critical to understanding us and our business;

(iii)	personal characteristics such as integrity and judgment;

(iv)	diversity; and

(v)	other commitments, including service on the boards of other companies.

When seeking nominees for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders, or others. After an initial evaluation of a potential nominee, the committee will interview him or her if it believes he or she might be suitable to be a director. The committee may also ask the potential nominee to meet with management. If the committee believes a potential nominee would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s nomination. The committee also has authority under its charter to retain a search firm to assist it in identifying directors for this purpose and provide guidance to search firms it retains about the particular qualifications the board is then seeking.

Diversity. Although we have not adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the board, our Corporate Governance Guidelines provide that when assessing candidates, we will consider diversity. The Nominating and Corporate Governance Committee does believe that board membership should reflect diversity in the broadest sense, and so when reviewing candidates for nomination to the Board of Directors, the committee considers each nominee’s diversity, taking into account our needs and the current composition of the board. We strive to maintain a reasonable diversity of backgrounds and experience among the members of the board, as we believe this improves the quality of the board’s deliberations. The Board of Directors’ final selection of board nominees is based on merit, giving consideration to the nominee’s knowledge, experience, skills in areas deemed critical to understanding our business, personal characteristics such as integrity and judgment, diversity, including gender, ethnicity, and background, and the candidates’ other time commitments.

Insider Trading Policy

We acknowledge that sales of our common stock by our executive officers will occur periodically. In particular, we believe that our executive officers who have a significant portion of their net worth in our common stock may desire to diversify their investment portfolios over time and may be required to sell our common stock to finance stock option exercises and to pay related taxes. We have established a policy for trading in our common stock. This policy is designed to help ensure compliance with federal securities laws and allow the anticipated periodic sales to occur in an orderly fashion. The trading policy also prohibits our directors, officers, and employees from engaging in short sales of our common stock, from buying or selling puts, calls or other derivative instruments involving our common stock, and from engaging in certain forms of hedging or monetization transactions involving our common stock.

Certain Transactions

Related Person Transaction Policy. The Board of Directors, upon recommendation of the Audit Committee, has adopted the Policy and Procedures with respect to Related Person Transactions (the “Policy”), for the review and approval of related person transactions. The Policy covers transactions in which (i) we, or any

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subsidiary of ours, are a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) any related party (generally, directors and executive officers, and their immediate family members, and 5% stockholders) has a direct or indirect material interest. The Policy generally requires that such transactions be approved in advance by the Audit Committee. Under the Policy, the Audit Committee will consider all relevant facts and circumstances available to the committee and will approve such transactions only if they are in, or are not inconsistent with, our best interests and the best interests of our stockholders. In the event a transaction is not identified as a related person transaction in advance, it will be submitted to the Audit Committee, which will evaluate the transaction, including ratification or rescission of the transaction, and possible disciplinary action.

Transactions with Related Persons. We have determined that there are no material transactions involving a director or any other related person that require disclosure.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

			Number of Securities
	Number of Securities		Remaining Available for Future
	to be Issued upon	Weighted Average	Issuance under Equity Comp.
	Exercise of	Exercise Price	Plans (Excluding Securities
Plan Category	Outstanding Options	of Outstanding Options	Shown in the First Column)

Equity compensation plans
approved by stockholders(1)
2006 Equity Incentive	3,000	$23.09	—
2007 Long Term Incentive(2)	2,150,141	$10.55	328,823
2011 Long Term Incentive(3)	2,155,265	$9.18	5,551,101
Total	4,308,406	$9.87	5,879,924

Equity compensation plans
not approved by stockholders(4)
1996 Nonexecutive Plan	—	$—	—
Serrano Plan	79,051	$6.60	—
Total	79,051	$6.60	—

All Plans(5)
Total	4,387,457	$9.81	5,879,924

(1)
Consists of the Amended and Restated 2006 Equity Incentive Compensation Plan, the Amended and Restated 2007 Long Term Incentive Compensation Plan and the Third Amended and Restated 2011 Long Term Incentive Compensation Plan.

(2)
Under the Amended and Restated 2007 Long Term Incentive Compensation Plan, for the purpose of determining the number of shares available for future awards, an award of one stock option or one stock appreciation right with respect to one share of common stock is deemed to be an award of one share on the grant date. Any other awards granted under the Amended and Restated 2007 Long Term Incentive Compensation Plan with respect to one share of common stock, including an award of a restricted share, a bonus share, or a performance share, is deemed to be an award of 1.15 shares of common stock on the grant date. No further awards may be made under the Amended and Restated 2007 Long Term Incentive Compensation Plan after February 27, 2017.

(3)
Under the Third Amended and Restated 2011 Long Term Incentive Compensation Plan, for the purpose of determining the number of shares available for future awards, an award of one stock option or one stock appreciation right with respect to one share of common stock is deemed to be an award of one share on the grant date. Any other awards granted under the Third Amended and Restated 2011 Long Term Incentive Compensation Plan with respect to one share of common stock, including an award of a restricted share, a bonus share, or a performance share, is deemed to be an award of 1.38 shares of common stock on the grant date.

(4)
Consists of the 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”), under which awards were outstanding during 2016, and the award granted to Mr. Serrano in connection with his initial employment. A description of each of these plans follows.

(5)
The table above does not include information as of December 31, 2016 regarding 732,230 shares of restricted stock subject to awards outstanding under the Amended and Restated 2007 Long Term Incentive Compensation Plan and the Third Amended and Restated 2011 Long Term Incentive Compensation Plan and 73,208 shares of restricted stock outstanding under the award granted to Joseph Elkhoury on June 16, 2014, as an inducement to his initial employment.

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Non-Stockholder Approved Plans

1996 Stock Option Plan for Nonexecutive Employees and Consultants

The TETRA Technologies, Inc. 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”) was adopted effective July 25, 1996. As of December 31, 2016, there were no awards outstanding under the 1996 Nonexecutive Plan, and no options under the 1996 Nonexecutive Plan were exercised during the year ended December 31, 2016. No grants of awards were permitted to be made under the 1996 Nonexecutive Plan after May 2, 2006.

Serrano Plan

On August 1, 2012, Elijio V. Serrano was appointed by our Board of Directors to the positions of Senior Vice President and Chief Financial Officer. In connection with Mr. Serrano’s appointment, the Board of Directors authorized the grant to Mr. Serrano of an employment inducement award of 79,051 nonqualified stock options and 46,898 shares of restricted stock to be effective as of August 15, 2012. The exercise price of the nonqualified stock options is $6.60, which is equal to the closing price per share of our common stock on the New York Stock Exchange on August 15, 2012. Subject to Mr. Serrano’s continued employment and other terms and conditions set forth the in the Employee Equity Award Agreement between us and Mr. Serrano, the nonqualified stock options vested 33.3334% on the first anniversary date of the award, continued to vest an additional 2.7778% each month, and became fully vested on the third anniversary date of the award. The award will expire on August 12, 2022.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting, internal controls, and audit functions on behalf of the Board of Directors. Our management has the primary responsibility for preparing our financial statements in accordance with generally accepted accounting principles, maintaining effective internal control over financial reporting and assessing the effectiveness of our internal control over financial reporting. We have a full-time internal audit department that reports to the Audit Committee. This department is responsible for the evaluation of the adequacy and effectiveness of the organizations’ governance, risk management, and internal controls as well as carrying out assigned responsibilities to achieve the organizations’ stated goals and objectives.

Our independent registered public accountants, Ernst & Young, LLP, or E&Y, are responsible for auditing our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and issuing their reports based on that audit. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and schedule for the year ended December 31, 2016 that are included in our Annual Report filed with the Securities and Exchange Commission with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is comprised of four non-employee directors and is governed by a written charter adopted by the Board of Directors that was last amended on December 18, 2015, which is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. Under the charter, the primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as to, among other duties: (1) the integrity of our financial statements, including a review of the application of accounting principles, significant financial reporting issues and judgments in connection with the preparation of the financial statements, and the effects of regulatory and accounting initiatives on the financial statements; (2) reviewing and discussing with management and our independent registered public accountants our earnings press releases, as well as public earnings guidance; (3) recommending to the Board the filing of our audited financial statements with the Securities and Exchange Commission; (4) our disclosure controls and procedures and internal control over financial reporting, including review of any material issues as to the adequacy of internal control over financial reporting; (5) our compliance with legal and regulatory requirements and our Code of Business Conduct; (6) the performance of our internal audit function; (7) the performance of our compliance function; (8) our enterprise risk management process; and (9) the evaluation, appointment and retention of our independent registered public accountants, including a review of the firm's qualifications, services, independence, fees and performance. In connection with the evaluation, appointment, compensation, retention and oversight of the independent registered

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public accountants, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accountants and lead partner, including taking into account the opinions of management and our internal auditor. In doing so, the Audit Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; and independence.

Further, the Audit Committee reviews in advance and pre-approves, explicitly, audit and permissible non-audit services provided to us by E&Y. For more information regarding the Audit Committee’s preapproval procedures, please read “Audit Committee Preapproval Policies and Procedures” below.

The Audit Committee has also established procedures for the receipt, retention, and treatment, on a confidential basis, of any complaints related to accounting or compliance matters we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters, or anything else that appears to involve financial or other wrongdoing through one of the methods described in our Whistleblower Policy which is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com.

As discussed more fully in Proposal No. 2 on page 8 of the Proxy Statement, the Audit Committee and Board believe that it is in the best interests of the Company and its stockholders to continue the retention of E&Y to serve as our independent registered public accountants. The Audit Committee has continued retention of E&Y as the company’s independent auditor for 2017. E&Y has been the independent auditor for the company since 1981. Although the Audit Committee has the sole authority to appoint the independent registered public accountants, the Audit Committee will continue to recommend that the Board request the stockholders, at the Annual Meeting, to ratify the appointment of the independent registered public accountants.

The Board of Directors has determined that each member of the Audit Committee is independent and possesses the necessary level of financial literacy required to enable him to effectively serve as an Audit Committee member and that our Audit Committee Chairman qualifies as Audit Committee Financial Expert. There were six meetings of the Audit Committee during the year ended December 31, 2016. The meetings of the Audit Committee are designed to facilitate and encourage communication among the committee, the Company, our internal audit function and E&Y.

In connection with the preparation of the audited consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2016, the Audit Committee discussed with the Company’s internal auditors and E&Y the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and E&Y, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, including internal control over financial reporting, and the overall quality of our financial reporting.

The Audit Committee reviewed with E&Y, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and schedule with US generally accepted accounting principles, E&Y’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee by the applicable requirements of the PCAOB, including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with E&Y their independence from our management and the Company, including the matters contained in the letter from E&Y required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services performed by E&Y with E&Y’s independence.

The Audit Committee also reviewed and discussed together with management and E&Y our audited consolidated financial statements for the year ended December 31, 2016, and the results of management’s assessment of the effectiveness of our internal control over financial reporting and E&Y’s audit of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our audited consolidated financial statements and schedule

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be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed by the Company with the SEC.

Submitted by the Audit Committee of the Board of Directors,
Mark E. Baldwin, Chairman
Paul D. Coombs
Kenneth E. White, Jr.
Joseph C. Winkler III

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

Fees Paid to Principal Accounting Firm

The following table sets forth the aggregate fees for professional services rendered to us by our principal accounting firm, Ernst & Young LLP, for the fiscal years ended December 31, 2016, and 2015, respectively:

	2016	2015

Audit fees	$1,984,000	$1,626,000
Audit related fees(1)	67,000	66,000
Tax fees(2)	9,000	10,000
Total fees(3)	$2,060,000	$1,702,000

(1)	Consists primarily of fees for an employee benefit plan audit in 2016 that will be completed in mid-2017.

(2)	Consists of fees for international tax compliance review in 2016 and 2015.

(3)
Ernst & Young LLP also served as the auditor of CSI Compressco. The above table does not include the following fees related to the CSI Compressco audit: $1,572,000 in audit fees in 2016 and $2,058,000 in audit fees in 2015. CSI Compressco incurred no audit related fees or tax fees in either 2016 or 2015.

The Audit Committee preapproved 100% of these fees shown in the above table. Before approving these fees, the Audit Committee considered whether the provision of services by Ernst & Young LLP that are not related to the audit of our financial statements was compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that it was.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted a pre-approval policy with respect to the services which may be performed by our independent registered public accounting firm (the “Audit Firm”). This policy provides that all audit and non-audit services to be performed by the Audit Firm must be specifically pre-approved on a case-by-case basis by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions made by the member to the entire Audit Committee at or before its next scheduled meeting. As of the date hereof, the Audit Committee has delegated this authority to the Chairman of the Audit Committee. Neither the Audit Committee, nor the person to whom pre-approval authority is delegated, may delegate to management their responsibilities to pre-approve services performed by the Audit Firm.

All requests or applications by the Audit Firm to provide services to us must be submitted to the Audit Committee or its chairman by both the Audit Firm and the Chief Financial Officer and must include a description of the services being requested for pre-approval and a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules, and regulations relating to auditor independence.

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Executive Officers

Our current executive officers and their ages and positions are as follows:

Name	Age	Position
Stuart M. Brightman	60	President and Chief Executive Officer
Joseph Elkhoury	47	Senior Vice President and Chief Operating Officer
Elijio V. Serrano	59	Senior Vice President and Chief Financial Officer
Bass C. Wallace, Jr.	58	Senior Vice President and General Counsel
Peter J. Pintar	58	Senior Vice President
Matthew Sanderson	43	Senior Vice President
Timothy A. Knox	48	President - CSI Compressco GP Inc.
Ben C. Chambers	61	Vice President - Accounting and Controller
Elisabeth K. Evans	54	Vice President - Human Resources
Joseph J. Meyer	54	Vice President - Finance and Treasurer
(Information regarding the business experience of Mr. Brightman is set forth above under “Nominees for Director.”)

Joseph Elkhoury has served as our Senior Vice President and Chief Operating Officer since June, 2014. Prior to his employment by us, Mr. Elkhoury served at Schlumberger for 20 years, and held several international and North America positions, most recently as Vice President and General Manager Microseismic Services since October 2012. From December 2010 until September 2012, Mr. Elkhoury served as Schlumberger’s vice president of information solutions in North America, and from December 2009 until December 2010, vice president of production services. Earlier in his Schlumberger career from 1994 until 2009, Mr. Elkhoury held numerous other management positions, serving in operating and administrative areas such as marketing and communications, global supply chain and procurement, area operations support, geomarket operations, training and development, and wireline engineering. Mr. Elkhoury received his B.E. degree in Electrical Engineering from the American University of Beirut in Lebanon.

Elijio V. Serrano has served as our Senior Vice President and Chief Financial Officer since August 2012. Mr. Serrano served as chief financial officer of UniversalPegasus International, a global project management, engineering and construction management company, from October 2009 through July 2012. Following his resignation from Paradigm BV in February 2009 and until his acceptance of the position with UniversalPegasus International in October 2009, Mr. Serrano was retired. From February 2006 through February 2009, Mr. Serrano served as chief financial officer and executive vice president of Paradigm BV (formerly, Paradigm Geophysical Ltd.), a provider of enterprise software solutions to the oil and gas industry. From October 1999 through February 2006, Mr. Serrano served as chief financial officer of EGL, Inc., a publicly-traded transportation and logistics company subject to the reporting requirements of the Securities Exchange Act of 1934. From 1982 through October 1999, Mr. Serrano was employed in various capacities by Schlumberger Ltd., including as vice president and general manager of the western hemisphere operations of Schlumberger’s Geco-Prakla seismic division (from 1997 to 1999), as group controller for the global operations of the Geco-Prakla seismic division (from 1996 to 1997), and from 1992 to 1996, as controller of various geographical units of the Geco-Prakla seismic division. Mr. Serrano currently serves as a director, chairman of the audit committee, and as a member of the corporate governance and nominating committee of Tesco Corporation, a public company subject to the reporting requirements of the Exchange Act. Mr. Serrano received his B.B.A. degree in Accounting and Finance from the University of Texas at El Paso. Mr. Serrano was a certified public accountant in the State of Texas from 1986 until March 2002, at which time his license became inactive.

Bass C. Wallace, Jr. has served as our General Counsel since 1994 and as a Senior Vice President since May 2011. Mr. Wallace served as our Corporate Secretary from 1996 until May 2013. From 1984 to 1994 he was engaged in the private practice of law. Mr. Wallace received his B.A. degree in Economics from the University of Virginia and his J.D. degree from the University of Texas School of Law.

Peter J. Pintar has served as Senior Vice President with responsibility for our Offshore Services Division since January 2015. Mr. Pintar served as our Senior Vice President, Corporate Strategy and Development from November 2011 until January 2015. From September 2010 through November 2011, Mr. Pintar was self-employed. Mr. Pintar previously served as vice president corporate strategy and development with Smith International, Inc. from August 2005 through September 2010. Prior to its merger with Schlumberger in August 2010, Smith International, Inc. was a public company subject to the reporting requirements of the Exchange Act that was a leading global supplier of products and services to the oil and gas industry. Mr. Pintar held various positions with DTE Energy Company, including director, corporate development,

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managing director, venture capital investments, and director, investor relations from October 1997 through August 2005. From November 1990 through September 1997, Mr. Pintar was a management consultant with McKinsey & Company, where he assisted U.S. and international corporations in strategic planning and business development. Mr. Pintar received his B.A. degree in Economics from the University of Wisconsin, his M.A. degree in International Relations from The Johns Hopkins University and his M.B.A. degree in Finance from The Wharton School.

Matthew Sanderson has served as Senior Vice President with responsibility for our Energy Services Group since December 2016. Prior to joining TETRA, Mr. Sanderson most recently served as Regional Vice President - U.S. West at Schlumberger from October 2015 to November 2016. Mr. Sanderson started his career as a Field Engineer at Schlumberger in 1997 and held various engineering and managerial roles with increasing responsibility, including Vice President Wireline Production Services from December 2014 to September 2015 and QHSE Manager from October 2012 to November 2014. As Senior Vice President at TETRA, Mr. Sanderson also has primary responsibility for the Production Testing and Fluids engineering groups in addition to his managerial responsibilities at TETRA. He earned a Bachelor of Applied Science in Civil Engineering from Queen's University in Kingston, Canada and a Master's of Science in Oil & Gas Industry Management from Heriot-Watt University in Edinburgh, Scotland.

Timothy A. Knox has served as President and a director of our subsidiary, CSI Compressco GP Inc., the general partner of CSI Compressco LP, since August 2014. Mr. Knox served as president and chief operating officer of Compressor Systems, Inc. (CSI) from September 2010 until it was acquired by CSI Compressco in August 2014. Mr. Knox served as senior vice president of CSI from August 2009 to September 2010 and as vice president - engineering and manufacturing of CSI from December 2004 to August 2009, having served as director - engineering and manufacturing since July. 2003. Mr. Knox joined CSI as a regional account manager in 1996, was promoted to manager of the mid-continent business unit in 1998, serving in that role until 2003. From 1991 to 1996, Mr. Knox served in multiple roles for Dresser-Rand Compression Services including; applications, project engineering, project management and sales. Mr. Knox has 26 years of industry experience, including 18 years with CSI. He received his B.S. degree in Mechanical Engineering from the University of Oklahoma in 1990 and an M.B.A. from Oklahoma State University in 1999.

Ben C. Chambers has served as our Vice President - Accounting and Controller since May 2001. He served as Chief Accounting Officer from May 2000 to May 2001. He was first employed by us in 1993, and served as Controller of our Oil & Gas Services Division from January 1995 to May 2000. From 1979 to 1992, Mr. Chambers held various management positions with Baker Hughes, Inc., ultimately serving as controller for its Tubular Services Division. Mr. Chambers received his B.S. degree in Accounting from the University of Oklahoma, and he is a certified public accountant.

Elisabeth K. Evans has served as our Vice President - Human Resources since January 2013. Ms. Evans served as senior vice president of human resources and corporate communications of Boardwalk Pipeline Partners, LP, a midstream master limited partnership that provides transportation, storage, gathering, and processing of natural gas and liquids, from February 2009 through September 2012. Following her departure from Boardwalk Pipeline Partners, LP and until her acceptance of the position with us in January 2013, Ms. Evans was engaged in independent consulting on human resources issues. From April 2003 through January 2009, Ms. Evans served as vice president of human resources and administrative services for AGL Resources Inc., and from 1999 through 2001, she served as a global human resources director for Accenture, Ltd. Ms. Evans was employed in various capacities by ARAMARK Corporation, including as human resources director, from 1994 through 1999. From 1988 through 1994, Ms. Evans served in human resources positions with BP. Ms. Evans received her B.A. and M.A. degrees in Economics from Indiana University.

Joseph J. Meyer has served as our Vice President - Finance and Treasurer since February 2015.  He served as treasurer of JBT Corporation, a multi-national equipment and technology solutions provider to the food processing and air transportation industries, from July 2008 through May 2014.  From June 2014 until January 2015, Mr. Meyer was self-employed. From June 2001 until July 2008, Mr. Meyer served as director, treasury operations of FMC Technologies, Inc., a multi-national company within the oil and gas equipment and services industry, food processing equipment industry, and air transportation equipment industry, and from 1995 until 2001 served in various managerial roles within the treasury department of FMC Corporation.  From 1988 through 1994, Mr. Meyer held positons with increasing responsibility with several national banks.  Mr. Meyer received his B.S. degree in Finance from the University of Illinois at Urbana-Champaign and his MS in Management from Northwestern University.

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COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

This Compensation Discussion and Analysis (“CD&A”) is designed to provide our stockholders with an understanding of our compensation philosophy and objectives and insight into the process by which our specific compensation practices are established and specific compensation decisions are made. Although the Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of all of our compensation programs, many of which apply to a broad-base of our employees, much of the discussion within the CD&A focuses on the compensation of our Chief Executive Officer and the officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”) and other employees designated as our senior officers (together with our NEOs, “Senior Management”).

Executive Summary

We are a leading, geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, offshore rig cooling, compression services and equipment, and selected offshore services including well plugging and abandonment, decommissioning and diving. We are in the process of winding down the operations of our Maritech segment, which now consist primarily of the well abandonment and decommissioning work required to complete Maritech’s remaining asset retirement obligations.

Our compensation practices for fiscal year 2016 were strongly influenced by the unprecedented decline in oil and natural gas prices that began in June 2014 and continued through 2015 and most of 2016. Decreased demand for most of our products and services during 2016 reflected the industry-wide reduction in drilling and completion activity and resulted in decreased revenues for each of our segments in 2016 compared to the prior year. This decreased demand, along with competitive pricing pressures experienced by the majority of our businesses, contributed to increased losses on a consolidated basis, despite aggressive reductions in operating costs that each of our businesses made through headcount reductions, salary reductions, work week reductions, suspension of company matching contributions under our 401(k) retirement plan, and other cost reduction efforts. In January of 2017, in light of signs of what we believe to be the beginning of a long-awaited but slow recovery of our industry and concerns regarding employee retention, a portion of reduced salaries, including a portion of the reduced salaries of our Senior Management, was restored.

Throughout 2016, a primary focus of our Senior Management was structuring and implementing transactions to improve our liquidity, strengthen our balance sheet, and to ensure compliance with our debt covenants, both for ourselves and for our CSI Compressco LP subsidiary ("CCLP"). In May of 2016 we repurchased $100 million aggregate principal amount of our outstanding senior notes. In June 2016 we issued 11.5 million shares of our common stock in a public offering and in December 2016 we issued an additional 22.3 million shares of our common stock and warrants to purchase 11.2 million shares of our common stock in a subsequent public offering. The net proceeds from these equity offerings of $168.3 million were primarily used to retire outstanding indebtedness. In July and December 2016 we favorably amended certain covenants in the agreements governing our bank revolving credit facility and our 11% senior note, and in May and November 2016, CCLP favorably amended certain covenants in the agreement governing its bank revolving credit facility. In August 2016 and September 2016, CCLP issued Series A convertible preferred units in private placements and used the net proceeds of $77.3 million to reduce outstanding indebtedness under its bank credit facility and 7.25% senior notes. These actions not only ensured our and CCLP’s compliance with debt covenants, but they also positioned both of us to capitalize on growth opportunities as they arise.

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Consideration of Prior Year's Advisory Vote & Stockholder Outreach

In May 2016, our stockholders approved the compensation of our NEOs as described in our 2016 proxy statement, with approximately 70% of stockholder votes cast in favor of our 2016 “say-on-pay” resolution. This was a decrease in support from prior years when approximately 97% of stockholder votes cast in favor in 2015 and 2014. Following our 2016 Annual Meeting, the chairman of our Committee conducted a significant stockholder outreach to ensure stockholder perspectives and feedback were heard and well understood. We contacted stockholders who owned approximately 72% of our then outstanding common stock and requested an opportunity to have calls or in-person meetings with them. Stockholders who owned approximately 30% of our then outstanding common stock accepted the Committee's offer and participated in calls and in-person meetings with our Committee chairman and members of senior management from our human resources and legal departments. Their comments were summarized and discussed with both the Committee and our Board of Directors. During the engagement, stockholders were generally supportive of our compensation programs.
What we heard:

1)	Magnitude of 2015 CEO pay was high relative to performance.
Our response:
Several components of 2015 CEO pay were one-time grants related to the CSI acquisition. In addition, our CEO earned a significant payout under our long-term performance-based cash plan based on our performance relative to our peers which placed us in the top quartile of total stockholder returns in our peer group. As noted below, 2016 pay was down significantly from 2015 pay levels. Also, no awards were earned under the 2016 bonus plan.
What we heard:

2)	The proxy disclosure made it hard for stockholders to understand the pay program. Stockholders want to see more disclosure around our pay philosophy.
Our response:
We have made additional disclosure this in year’s proxy around explaining how the programs work and our overall pay philosophy.
What we heard:

3)	The proxy needed to be more readily understandable.
Our response:
We have added more tables, charts, and graphs.
What we heard:

4)	Some stockholders expressed a desire to see different metrics in the long-term plan from those used in the short-term plan (e.g., Free Cash Flow was used in both).
Our response:
This has been changed in 2017.

Impact of the Industry Downturn on Compensation

The recent unprecedented and lengthy downturn experienced by the oil and gas service industry required us to take certain cost reduction actions that have had a significant impact on several elements of Senior Management compensation:

*
Reductions in Base Pay. As part of our ongoing cost reduction efforts, in February 2016 the Committee approved a 10% reduction in the base salaries of all of our NEOs employed by TETRA, and in May 2016 the Committee approved an additional reduction in the amount of 10% of the previously reduced base salaries of our NEOs employed by TETRA as well as a 10% reduction in the base salary of Mr. Knox, who is employed at the CCLP level. Portions of our NEOs’ (other than Mr. Knox) base salaries were restored in January of 2017, but as of the date of this proxy statement each of their base

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salaries is still reduced 10% from its level as of January 1, 2016. The continuing 10% reduction will remain in effect until March 31, 2017 unless extended by the Committee.

*	Suspension of Company Match under 401(K) Plan. As part of our cost reduction efforts, in May of 2016 we suspended making matching contributions under our 401(K) Plan, which impacted all of our NEOs.

*
Payment of 2015 Earned Annual Incentive in 2016 with Stock. As disclosed in our 2016 proxy statement, annual cash incentive awards were earned by certain members of Senior Management for 2015 performance as a result of our success in generating free cash flow in the rapidly declining oil and gas markets of 2015. During the first quarter of 2016 when the earned portions of those 2015 annual cash incentive awards would normally have been paid, payments of such earned portions to certain of our NEOs and other members of Senior Management were deferred, in order to conserve cash. In June of 2016, the Committee settled the earned portions of the 2015 cash incentive awards to Messrs. Brightman, Elkhoury, Serrano, and Wallace with awards of Bonus Stock under the TETRA equity plans that were equal in value to the earned amounts of such awards. For purposes of our discussion and analysis of our compensation programs and in the Summary Compensation Table that appears on page 52 of this proxy statement, we have reflected the values of these awards in 2015, which is the period in which they were earned.

*
No Payout of 2016 Annual Incentive Awards. Based on our 2016 financial performance compared to the performance measures established by the Committee for our 2016 annual cash incentive awards, no portion of such awards granted to our NEOs was determined to be earned.

Components of Compensation

We seek to structure a balance between achieving positive short-term annual results and ensuring long-term viability and success by providing both annual and long-term incentive opportunities. The following graphic illustrates the components of the total compensation opportunities available to members of our Senior Management:

Competitive Compensation

In order to maintain our ability to attract and retain highly-skilled executives and managers, the Committee believes that the total compensation of our NEOs and other members of Senior Management should be competitive with the markets in which we compete for talent. In order to assess the competitiveness of our compensation programs, the Committee reviews compensation paid by our peer group companies as well as broader oilfield services compensation data. The Committee generally seeks to target NEO compensation near market median levels. However, target levels of NEO pay are not based on strict adherence to the market median and may vary from median levels based on a number of factors, including individual performance, internal equity, and general industry conditions. Some of the challenges that we face in recruiting and retaining highly-skilled executives and senior management include:

*
The declines in the market prices of our common stock and CCLP’s common units has significantly decreased the retention value of outstanding equity awards granted to our NEOs and Senior Management. Although many companies in the oilfield services industry have experienced similar market price declines, the reduced values of our executives' outstanding equity awards creates an opportunity for our peer group companies or other companies seeking to fill open positions.

*
As a result of the cost reduction measures we have undertaken, most members of our Senior Management have not received an increase in annual base pay since April of 2014. In addition, as disclosed above, in February of 2016 the Committee approved a 10% reduction in the base salaries of

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of our NEOs employed by TETRA, and in May of 2016 the Committee approved an additional reduction in the amount of 10% of the previously reduced base salaries of our NEOs employed by TETRA as well as a 10% reduction in the base salary of Mr. Knox. A portion of our NEOs’ (other than Mr. Knox) base salaries was restored in January of 2017, but as of the date of this proxy statement, each of their base salaries is still reduced 10% from their January 1, 2016 levels. The continuing 10% reduction will remain in effect until March 31, 2017 unless extended by the Committee.

In evaluating the competitiveness of our compensation programs, the Committee gives significant consideration to these challenges. From time-to-time, the Committee may increase individual NEO and Senior Management compensation levels in order to protect our investment in their talent.

Pay for Performance

In establishing target compensation levels, the Committee places a significant portion of our NEOs’ compensation “at-risk” through the use of variable compensation, much of which is performance-based. Variable pay includes performance-based cash incentives for achievement of specified performance objectives on an annual basis, performance-based long-term incentives (equity and cash) that are earned only if specified long-term performance objectives are achieved, and time-based equity compensation, the long-term value of which depends on the market price for our common stock or CCLP’s common units.

By weighting our NEOs’ target compensation toward variable pay, we ensure that the compensation earned by our NEOs is aligned with company performance, particularly over the long term. For 2016, approximately 83% of the target compensation opportunities for our CEO and 70% of the target compensation opportunities for our other NEOs were variable or “at-risk.”

2016 NEO TARGET TOTAL DIRECT COMPENSATION
CEO	Other NEOs

83% Variable / At-Risk	70% Variable / At-Risk

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2016 NEO ACTUAL TOTAL DIRECT COMPENSATION
CEO	Other NEOs

81% Variable / At-Risk	63% Variable / At-Risk

Alignment of Pay and Performance

Given the significant portions of our NEOs' total compensation that are comprised of long-term equity awards, we believe that it is important to consider our compensation programs within the context of our longer-term performance. Equity awards granted to our CEO and other NEOs are intended to align their interests with those of our stockholders by providing an incentive that rewards them over time for driving future increases in stockholder value. In particular, we view awards of stock options as performance-based compensation because such awards only have value to the extent that the market price for our stock appreciates after the date of grant.

To demonstrate the role that equity awards play in the total compensation provided to our CEO, Mr. Brightman, we have summarized below the components of Mr. Brightman's "realized compensation" and "net realizable compensation" in contrast to the amounts presented in the Summary Compensation Table. The following table and accompanying graphs represent supplemental information that is not intended to be a substitute for the information provided in the Summary Compensation Table on page 52, which has been prepared in accordance with the SEC's disclosure rules. In the table below, we have described three measures of our CEO's compensation: total direct compensation as reported in the Summary Compensation Table; realized compensation; and, net realizable compensation. All three measures include actual cash compensation, but differ in their treatment of the equity award component:

Measure of Compensation	Components Included
	Base Salary	Annual Cash Incentive	Long-term Cash Incentive	TETRA Stock Options	TETRA Restricted Stock & CCLP Phantom Units
Summary Compensation Table: Total direct compensation	Actual Salary	Actual cash award earned for annual performance	Actual cash award earned for 3-year performance	Grant date value of awards made during the year	Grant date value of awards made during the year
Realized compensation	Same	Same	Same	Value realized from options exercised during the year	Value realized from stock vesting during the year
Net realizable compensation	Same	Same	Same	Value realized from options exercised during the year PLUS the year/year change in the intrinsic value of stock options exercisable at year-end	Value realized from stock vesting during the year

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Realized Compensation. The graphs below show Mr. Brightman's "realized compensation" in contrast to the amounts presented in the Summary Compensation Table and our one-year stockholder returns for 2014, 2015, and 2016.

Net Realizable Compensation. The chart below demonstrates the alignment of our CEO's "net realizable compensation" and total direct compensation as presented in the Summary Compensation Table with our total stockholder returns for the three-year periods ended December 31, 2014, 2015, and 2016. As illustrated by the chart below, our CEO's net realizable compensation has been well-aligned with stockholder returns over the three-years ended December 31, 2016, due in large part to the significant portion of his pay that is comprised of equity awards.

CEO Net Realizable Compensation

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Key Compensation Practices and Policies

We have implemented and continue to maintain compensation practices and policies that we believe contribute to good governance.

In summary, our compensation philosophies and programs are subject to a thorough process that includes input and recommendations from management, the Committee, the Board of Directors, and our CEO, as well as review and approval by the Committee, the Board of Directors, and/or our CEO, as appropriate, the advice of an independent, third-party compensation consultant engaged by the Committee from time to time, and guidelines concerning the granting of our equity awards.

Oversight of Executive Compensation Program

The Committee is responsible for discharging the responsibilities of our Board of Directors relating to the compensation of our executive officers (including those of CCLP) and non-employee directors and advising our board on our compensation philosophy, programs, and objectives. The Committee oversees our and CCLP’s compensation programs, which include components that are designed specifically for our NEOs, other members of our Senior Management, and a broad-base of our and CCLP’s employees. The Committee is responsible for the review and approval of all compensation decisions relating to the CEO and with the review and oversight of all compensation decisions relating to the other members of Senior Management.

Consistent with the requirements of the NYSE, the Committee is composed entirely of independent, non-management members of our Board of Directors. With the exception of awards received under our 2011 Plan and 2007 Plan, no Committee member participates in any of our employee compensation programs. Each year, we review any and all relationships that each director has with us, and the Board of Directors subsequently reviews our findings. The Board of Directors has determined that none of the Committee members has a material business relationship with us.

The responsibilities of the Committee include the following:

•	establishing a compensation philosophy to support our overall business strategy and objectives and a compensation strategy designed to attract and retain executive talent, motivate executive officers

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to improve their performance and our financial performance, and otherwise implement the compensation philosophy;

•	annually reviewing and establishing annual and long-term performance goals and objectives for our Senior Management that are intended to implement our compensation philosophy and strategy;

•	annually evaluating the performance of our CEO and reviewing the performance of other NEOs against established performance goals and objectives;

•
annually reviewing and approving the compensation of the CEO and other NEOs, including annual salary, performance-based cash incentive awards, and other cash incentive opportunities including long-term incentive opportunities against each NEO's individual performance evaluation, and any other matter relating to the compensation of the CEO and other NEOs that the Committee considers appropriate;

•
reviewing at least annually all equity-based compensation plans and arrangements, including the amount of equity remaining available for issuance under those plans, and making recommendations to our Board of Directors regarding the need to amend existing plans or to adopt new plans for the purposes of implementing the Committee’s goals regarding long-term and equity-based compensation;

•
granting awards under or, when appropriate, recommending awards to the Board for its approval under our equity-based compensation plans, taking into consideration the results of the most recent "say-on-pay" vote;

•
reviewing at least annually all components of compensation paid or made available to the CEO and other NEOs, which may include salary, cash incentives (both performance-based and otherwise), long-term incentive compensation, perquisites, and other personal benefits, to determine the appropriateness of each component in light of our compensation philosophy and strategy and the results of the most recent "say-on-pay" vote;

•	reviewing and approving all employment, severance, change of control, and other compensation agreements or arrangements to be entered into or otherwise established with our CEO and other NEOs;

•	reviewing and discussing with management our CD&A each year for inclusion in our proxy statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC;

•
reviewing at least annually the components of compensation paid or made available to our non-employee directors, including without limitation annual retainers, meeting fees, and equity compensation, and making recommendations to the Board for its approval;

•	producing a Committee report each year for inclusion in our proxy statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC;

•	reviewing with the CEO matters relating to management succession, including compensation related issues; and

•	evaluating whether any compensation consultant retained by the Committee has any conflict of interest in accordance with applicable regulatory requirements.

Overview of Compensation Philosophy and Objectives

In order to recruit and retain highly qualified and competent individuals as Senior Management, we strive to maintain a compensation program that is competitive in the labor markets in which we operate. Our guiding philosophy is to maintain an executive compensation program that will attract, retain, motivate, and reward highly qualified and talented individuals to enable us to perform better than our competitors. The following are our key objectives in setting the compensation programs for our Senior Management:

•	design competitive total compensation programs that enhance our ability to attract and retain knowledgeable and experienced Senior Management;

•	motivate our Senior Management to deliver outstanding financial performance and meet or exceed general and specific business, operational, and individual performance objectives;

•
establish salary and annual cash incentive compensation levels that reflect competitive market practices in relevant markets, taking into consideration compensation practices for the relevant peer group;

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•	provide equity incentive compensation and long-term cash incentive compensation opportunities that are consistent with our overall compensation philosophy;

•	provide a significant percentage of total compensation that is “at risk,” or “variable,” based on predetermined performance measures and objectives; and

•	ensure that a significant portion of the total compensation package is determined by increases in stockholder value, thus assuring an alignment of Senior Management and our stockholders’ interests.

Implementation and Management of Compensation Programs

Role of Committee. The Committee determines our overall compensation philosophy, sets the compensation of our CEO, approves the compensation of our NEOs, and oversees the compensation of the other members of Senior Management. In making compensation decisions, the Committee considers all of the following factors:

•	our financial results and relative stockholder returns over the relevant period;

•	our strategic goals and accomplishments;

•	the performance and potential of our CEO and other members of Senior Management;

•	compensation paid by companies in our peer group;

•	compensation data from available surveys of the oilfield services industry for executive officers with similar positions and with roles and responsibilities similar to our Senior Management;

•	market data and analysis and recommendations provided by any compensation consultant engaged by the Committee;

•	overall compensation paid to our CEO and members of Senior Management in previous years, including the value of equity-based compensation;

•	the recommendations of our CEO with respect to specific compensation matters, including changes in compensation for our Senior Management; and

•	the retention value of long-term compensation plans.

The Committee has the authority to retain compensation consultants, outside counsel, or other advisors to assist the Committee in the discharge of its duties. In any given year, the Committee bases its decision on whether to retain a compensation consultant on factors including prevailing market conditions, regulatory changes governing executive compensation, and the quality of any other relevant data that may be available. If a compensation consultant is engaged, the Chairman of the Committee maintains a direct line of communication with the consultant and arranges meetings with the consultant that may include other members of the Committee and/or the CEO and certain members of Senior Management. The Committee, and/or its Chairman, also periodically meets with the compensation consultant independently of management. Through this communication with the Chairman of the Committee, the consultant reports to, and acts at the direction of, the Committee. Although our CEO and certain members of Senior Management may receive the consultant’s report and data, the Committee retains and exercises sole control and authority over the compensation consultant.

Role of Compensation Consultant. In October 2015, the Committee retained the services of Pearl Meyer & Partners ("Pearl Meyer"), an independent provider of compensation consulting services, to assist the Committee in its review of our 2015 compensation programs, and consideration of prospective changes for 2016. Before engaging Pearl Meyer, the Committee confirmed that Pearl Meyer did not provide other services to us, had procedures in place to prevent conflicts of interest, and did not have a business or personal relationship with any of our executive officers or any member of the Committee. The Committee discussed these considerations and concluded that there were no conflicts of interest with us with respect to the compensation consulting services provided by Pearl Meyer. The Committee continues to consider these matters on an ongoing basis.

2016 Peer Group. In order to ensure the competitiveness of our compensation program, the Committee reviews compensation paid by other companies in the oilfield services industry. In general, we endeavor to maintain a peer group of thirteen to fifteen companies.

In connection with its review of our compensation programs, Pearl Meyer constructed a peer group of fourteen companies that provided the foundation for their analysis of compensation trends across the drilling and

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related energy service sectors. In constructing the peer group, Pearl Meyer applied the following general selection criteria:

•	direct competitors;

•	companies within a reasonable range of our current revenue and market cap;

•	companies that compete with us for executive talent;

•	companies in a similar GICS code or sector; and

•	companies that are generally subject to the same market conditions.

Based on Pearl Meyer’s recommendation, the Committee adopted the following peer group to be used for the purpose of making appropriate peer comparisons for the Committee's evaluation of our 2015 compensation program and determination of changes to be made to Senior Management pay in 2016:

Basic Energy Services, Inc.	C&J Energy Services, Inc.	Exterran Holdings, Inc.
Flotek Industries Inc.	Forum Energy Technologies, Inc.	Helix Energy Solutions Group, Inc.
Key Energy Services, Inc.	Newpark Resources, Inc.	Oil States International Inc.
Patterson-UTI Energy Inc.	Pioneer Energy Services Corp.	RPC Inc.
Superior Energy Services, Inc.	Tidewater Inc.

This 2016 peer group consists of fourteen companies, and includes twelve companies carried over from our 2015 peer group, which consisted of thirteen companies. Dresser-Rand Group Inc., which had been included in our 2015 peer group, was eliminated from the revised peer group.

The Role of Market Data. Pearl Meyer uses compensation data gathered from our peer group as well as supplemental data from market surveys to benchmark our Senior Management compensation. Our review of this data focuses on the main elements of Senior Management compensation: base salary, annual incentive opportunity, long-term compensation, and total direct compensation.

Although we review both target compensation and actual compensation paid, our focus is on target compensation, including the target amount of annual cash bonus opportunities, as it provides the best indication of competitive compensation levels for our Senior Management.

Role of CEO. Our CEO makes recommendations to the Committee with regard to salary adjustments and the annual and long-term incentives available to our Senior Management, excluding himself. Based upon his judgment and experience, taking into consideration available industry-based compensation surveys, peer group compensation data, and other data and analysis, including data provided by the Committee’s consultant, if one is retained for that year, our CEO annually reviews with the Committee specific compensation recommendations for Senior Management. In preparation for these reviews, management prepares an annual compensation report that presents current annual base salaries, annual incentive targets, annual incentives earned, and the values of outstanding equity-based and other long-term compensation, to provide the Committee with a detailed picture of how the various components of total compensation paid or to be paid to each member of Senior Management, including our CEO, aggregate in the current year.

In its review of the annual compensation report and its consideration of whether changes in compensation recommended by the CEO are in line with our overall compensation philosophy, current competitive market conditions, and current economic conditions, the Committee considers the CEO’s evaluations of and recommendations for each member of Senior Management as well as its own evaluations of Senior Management and, if a compensation consultant is retained for that year, the report and analysis of the consultant. The Committee reviews the compensation report in conjunction with our CEO and approves any prospective changes in compensation for Senior Management other than for our CEO. Subsequently, the Committee, in executive session, establishes the compensation for our CEO.

Timing of Compensation Decisions. Our CEO typically distributes the compensation report to the Committee prior to our December meeting. The Committee reviews the compensation report, information and recommendations provided by its compensation consultant, if any for that year, and such other information that it considers relevant, and typically approves prospective changes in base salary for Senior Management that may be

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implemented in the following year. Also at its December meeting, the Committee typically reviews a preliminary estimate of the aggregate amount of annual cash incentive compensation that may be awarded based on current year performance. Based upon the completed audit of our full year financial results, the actual aggregate amount of annual cash incentive compensation to be paid is finalized and approved and the specific amounts to be paid to Senior Management are reviewed and approved by the Committee prior to payment, typically at a meeting held during the first quarter of the following year. In February 2016, we adopted amendments to our Cash Incentive Compensation Plan that provide us with greater flexibility concerning the timing and manner of payment of awards earned under the plan. Finally, at its December meeting, the Committee reviews our company-wide headcount and aggregate compensation expense.

Compensation Elements

We strongly believe that Senior Management should be compensated with a package that includes, at a minimum, the following three elements:

•	salary and industry-standard benefits,

•	performance-based annual and long-term incentive compensation, and

•	equity-based long-term incentive compensation.

A significant portion of the total prospective compensation paid to each member of Senior Management is intended to be tied to measurable financial and operational objectives. These objectives, whether on a divisional or company-wide basis, may include absolute performance and performance relative to a peer group. During periods when performance meets or exceeds established objectives, Senior Management should be paid at or above the levels targeted for such objectives. When performance objectives are not met, incentive award payments, if any, should be less than the levels targeted for such objectives. The Committee seeks to structure a balance between achieving strong short-term annual results and ensuring long-term viability and success. To reinforce the importance of this balance, we provide each member of Senior Management with both annual and long-term incentives. Currently, short-term incentive opportunities for Senior Management are in the form of annual cash incentives that are based on both objective performance criteria and subjective criteria. Long-term incentives generally include equity awards that typically vest over three years and performance-based cash and/or equity awards that vest at the end of a three-year period based on the level of attainment of established performance objectives. While the mix of salary, annual cash incentives, and long-term incentives earned by Senior Management can vary from year-to-year depending on individual performance and on our overall performance, the Committee believes that long-term incentives, the potential future value of which is heavily contingent on our long-term success, should constitute a significant portion of total compensation in any one year.

Salary. The Committee reviews relevant survey data and information and analysis provided by its compensation consultant, if one is retained for that year, or by management, if no compensation consultant is engaged, to ensure that our salary program is competitive. We believe that a competitive salary program and industry standard benefits are important factors in our ability to attract and retain Senior Management, and we generally compare base salaries paid to our Senior Management to the median base salaries reflected in the survey data. In this respect, the Committee uses the survey data and compensation offered by peer companies as a market check on the salaries and other elements of compensation it establishes. The Committee reviews the salaries of all members of Senior Management at least annually. Salaries may be adjusted for performance, which may include individual, business unit, and/or company-wide performance, expansion of duties and responsibilities, and changes in market salary levels. In considering salary adjustments, the Committee gives weight to the foregoing factors, with particular emphasis on corporate performance goals, our CEO’s analysis of the individual’s performance and potential, and our CEO’s specific compensation recommendations (except with regard to his own salary). However, the Committee does not rely on formulas and considers all of the above factors when evaluating salary adjustments.

In its December 2015 review of our Senior Management compensation, the Committee noted that our CEO’s 2015 base salary was below the 10th percentile of averaged peer group and survey data reflected in the report, and that base salaries for other members of Senior Management were generally at the 33rd percentile of the averaged peer group and survey data. The Committee also considered our CEO’s evaluation of each individual member of Senior Management’s performance during 2015, with the exception of himself. Although the Committee believed that increases in base salaries for our CEO and Senior Management were warranted, in light of the

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prolonged downturn impacting our industry and concerns regarding our ability to maintain compliance with our debt covenants in 2016, the Committee did not approve increases in base salary for our CEO or other NEOs.

In February of 2016, as part of our cost reduction efforts and in connection with broad-based salary and wage reductions implemented for our U.S. employee population, the Committee approved a 10% reduction in the base salaries of all of our NEOs employed by TETRA, and in May of 2016 the Committee approved an additional reduction in the amount of 10% of the previously reduced base salaries of our NEOs employed by TETRA as well as a 10% reduction in the base salary of Mr. Knox, who is employed at the CCLP level. The following table sets forth the original base salaries that were in effect for our NEOs as of January 1, 2016, the reduced base salaries in effect as of year-end 2016, and base salaries in effect as of the date of this proxy statement. A portion of our NEOs' (other than Mr. Knox) base salaries was restored in January 2017. The current base salaries set forth below will remain in effect until March 31, 2017, unless the continuing 10% reduction is extended by the Committee. If the continuing reduction is not extended, the base salaries will return to the original base salaries set forth below on April 1, 2017:

Name	Title	Original Base Salary as of January 1, 2016	Reduced Base Salary in Effect as of Year End	Current Base Salary
Stuart M. Brightman	President & Chief Executive Officer	$625,000	$506,249	$562,499
Joseph Elkhoury	Sr. Vice President & Chief Operating Officer	450,000	364,500	405,000
Elijio V. Serrano	Sr. Vice President & Chief Financial Officer	411,590	333,388	370,431
Bass C. Wallace, Jr.	Sr. Vice President & General Counsel	324,480	262,829	292,032
Timothy A. Knox	President, CSI Compressco	400,000	360,000	360,000

Performance-Based Cash Incentives. The Committee has adopted a Cash Incentive Compensation Plan that provides both annual and long-term cash incentive opportunities to our NEOs and other Senior Management, key employees, and consultants. Under the Cash Incentive Compensation Plan, the Committee may award short-term and long-term incentive opportunities that are based on both objective and subjective criteria and are intended to encourage greater focus on our strategic business objectives, further our compensation philosophy, emphasize pay-for-performance, minimize excessive risk taking, and provide competitive compensation opportunities.

Annual Performance-Based Cash Incentives. While the amount of each award paid to members of Senior Management under the Cash Incentive Compensation Plan is subject to the discretion of the Committee, the plan provides for annual cash award opportunities, calculated as a percentage of base salary, that are based on financial and non-financial performance measures. For each award opportunity, a threshold, target, stretch, and over-achievement performance objective is established for each applicable performance measure and the amount of the award payment that may be received is based on the level of achievement of such objectives.

As part of its December 2015 review of Senior Management compensation, the Committee reviewed a preliminary estimate of the aggregate amount of annual cash incentive compensation to be awarded under our Cash Incentive Compensation Plan based on 2015 performance and discussed the overall effectiveness of the plan in furthering our compensation philosophy. In its consideration of changes for the 2016 plan year, the Committee did not specifically benchmark Cash Incentive Compensation Plan award opportunities relative to any survey or peer group data; however, the Committee did note that the report provided by Pearl Meyer indicated that our CEO’s total target cash compensation (which includes base salary plus target annual cash incentive compensation) was also below the 10th percentile of averaged peer group and survey data, and that, as with base salaries, total target cash compensation for other Senior Management was generally at the 32nd percentile of such data. In consideration of the prolonged downturn impacting our industry, the Committee elected not to make changes to the award opportunities available to our NEOs for the 2016 plan year.

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The following table sets forth the award opportunities for the 2016 plan year, shown as a percentage of annual base salary, for our CEO and each of our NEOs under the Cash Incentive Compensation Plan:

2016 Award Opportunities - Annual Cash Incentive Compensation Plan
	Threshold	Target	Stretch	Over Achievement
Stuart M. Brightman	36%	120%	180%	240%
Joseph Elkhoury	24%	80%	120%	160%
Elijio V. Serrano	24%	80%	120%	160%
Bass C. Wallace, Jr.	18%	60%	90%	120%
Timothy A. Knox	18%	60%	90%	120%

Under the Cash Incentive Compensation Plan, financial and non-financial performance measures may be based on performance criteria described in the plan or on such other measures as may be determined by the Committee. As part of our ongoing efforts to build a robust culture of performance and a customer-centric environment, each performance measure under the 2016 plan was aligned to one of our four CØRE categories:

w Customers w Drive to ZERØ w Returns w Employees

Under the Cash Incentive Compensation Plan for 2016, actual results must reach a minimum threshold level of 70% of established target performance objectives for any payments to be earned; below that level of performance, no amount may be paid for a given performance measure. When actual performance meets or exceeds 150% of the established target objective for a given performance measure, an “over-achievement” payout may be earned.

In considering appropriate performance measures for 2016, the overriding concern of the Committee and Senior Management was to ensure that any prospective payouts under the 2016 plan would be commensurate with performance measures aligned under the “Returns” category, particularly free cash flow. In addition, recognizing that maintaining compliance with our debt covenants would be a critical focus for the plan year, the Committee approved adjusted EBITDA as a 2016 performance measure “multiplier” that would have the effect of proportionately increasing (or reducing) payments earned under all other financial performance measures for the 2016 performance period. For 2016, at the discretion of the Committee, the threshold performance level for the adjusted EBITDA performance measure was set at 76.2% of target performance, and it was determined that no amounts under the 2016 plan would be paid out, regardless of achievement, unless the adjusted EBITDA threshold was achieved.

The following table shows each performance measure for our corporate NEOs (Messrs. Brightman, Serrano, Elkhoury, and Wallace) and our NEO with responsibility for a specific business area (Mr. Knox), the CØRE strategy to which it aligns, and the target performance objective under our 2016 annual incentive plan:

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## 2016 Performance Measures – Annual Cash Incentive Compensation Plan

| | Strategy | Performance Measure | Target Performance Objective | NEOs to Whom it Applies |
|---|---|---|---|---|
| CUSTOMERS | Develop new business, retain customers and manage price to **protect market share** | Fleet Utilization (CCLP) | 87.5% by year end | Knox |
| | | EBITDA from Revenue Initiatives (CCLP) | $9.2M | Knox |
| DRIVE to ZERØ | Change behaviors, identify hazards, and manage risks to **Drive to Zero incidents** | TRIR, EIR & BBO Participation(1) | 0.62 TRIR / 0.19 EIR / 80% BBO | Brightman, Elkhoury, Serrano, Wallace |
| | | TRIR, CVIR & BBO Participation(1) (CCLP) | 1.20 TRIR / 0.59 CVIR / 70% BBO | Knox |
| RETURNS | Identify synergies, optimize costs and leverage to **safeguard profitability** | Consolidated Free Cash Flow | $42.0M | Brightman, Elkhoury, Serrano, Wallace |
| | | Adjusted EBITDA (CCLP) | $124.8M | Knox |
| | | Distributable Cash Flow (CCLP) | $76.4M | Knox |
| EMPLOYEES | Train, retain, and recognize high value employees to **improve performance** | Retention | 90% of high value employees | All NEOs |
| | | Training | 1 per quarter, per employee | All NEOs |
| | | Performance Review | Completion of 1st half reviews | All NEOs |

(1) Total Recordable Incident Rate, Environmental Incident Rate, Chargeable Vehicle Incident Rate & Behavior Based Observation Rate

The relative weight of specific performance measures varies based on each participant's responsibilities; however, for each NEO, performance measures in the Returns category comprise 70% of the total target annual incentive, reflecting our NEOs’ significant focus on generating strong financial returns. The following table shows the weight of each CØRE category in each NEOs total award opportunity. For categories in which there is more than one performance measure (such as in the Drive to Zero category) each performance measure within the category carries an equal weight. Individual performance objectives (“IPOs”) for each NEO are aligned to the CØRE strategies and were approved by the Committee in February of 2016.

	CUSTOMERS	DRIVE TO ZERØ	RETURNS	EMPLOYEES	IPOs	TOTAL WEIGHT
Stuart M. Brightman	0%	5%	70%	5%	20%	100%
Elijio V. Serrano	0%	5%	70%	5%	20%	100%
Joseph Elkhoury	0%	5%	70%	5%	20%	100%
Bass C. Wallace, Jr.	0%	5%	70%	5%	20%	100%
Timothy A. Knox	10%	5%	70%	5%	10%	100%

As our 2016 results for the adjusted EBITDA performance measure did not reach the required threshold level of performance, the Committee deemed that no payouts had been earned for the 2016 plan year. The table below sets forth the amount of the annual award opportunity earned by each of our NEOs for the 2016 plan year.

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2016 Earned Award Opportunities - Annual Cash Incentive Compensation Plan
	Target Amount of Award Opportunity	Amount Earned for 2016 Performance	% of Target Amount Earned
Stuart M. Brightman	$749,998	$—	—%
Joseph Elkhoury	360,000	—	—%
Elijio V. Serrano	329,272	—	—%
Bass C. Wallace, Jr.	194,688	—	—%
Timothy A. Knox	240,000	—	—%

Long-Term Performance-Based Cash Incentives. Our long-term, performance-based cash incentive awards work in conjunction with annual grants of long-term, equity-based awards to provide us with increased retention value and reward participants for both improved financial results and improved relative stock price performance. Mr. Knox, who receives long-term awards of performance-based CCLP units, did not receive a long-term, performance-based cash incentive award in 2016.

In May 2016, the Committee established performance measures and performance objectives applicable to long-term incentive awards granted to our NEOs (other than Mr. Knox) under the Cash Incentive Compensation Plan for the performance period ending on December 31, 2018. The performance measures and the relative weight of each such performance measure for these long-term incentive awards, are:

•	total stockholder return relative to a peer group for the three-year period ending December 31, 2018, weighted 50%; and

•	TETRA's three-year cumulative free cash flow for the period ending December 31, 2018, weighted 50%.

For each performance measure, a threshold, target, stretch, and over achievement performance objective has been established by the Committee. The amount of the award that may be earned by a participant at the end of the three-year performance period will be based on our attainment of such performance objectives, subject to the discretion of the Committee.

In establishing the target amounts of the long-term, performance-based cash incentive opportunities, the Committee considered peer group compensation practices, but it did not specifically benchmark the value of the awards relative to any survey or peer group data. Although it did not rely on formulas, the Committee determined that the performance-based cash incentive awards would comprise approximately 25% to 40% of the total value of long-term incentive awards granted to certain NEOs during 2016. The following table sets forth the long-term cash incentive award opportunity that may be earned by Messrs. Brightman, Elkhoury, Serrano, and Wallace under the Cash Incentive Compensation Plan for the three-year performance period ending on December 31, 2018:

3-Year Award Opportunities - Long-Term Cash Incentive Compensation Plan
	Threshold	Target	Stretch	Over Achievement
Stuart M. Brightman	$125,000	$625,000	$1,125,000	$1,250,000
Joseph Elkhoury	52,500	262,500	472,500	525,000
Elijio V. Serrano	47,500	237,500	427,500	475,000
Bass C. Wallace, Jr.	23,175	115,875	208,575	231,750

Payment of Long-Term Performance-Based Cash Incentives Granted in 2014. In May 2014, the Committee established performance measures and performance objectives applicable to long-term incentive awards granted to certain of our NEOs under the Cash Incentive Compensation Plan for the three-year performance period ending on December 31, 2016. The performance measures for these long-term incentive awards, and the weight of each performance measure in the determination of payouts under the awards were:

•	total stockholder return relative to a peer group, weighted 50%;

•	cumulative free cash flow for the three-year period ended December 31, 2016, weighted 25%; and

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•	average earnings per share excluding Maritech for the three-year period ended December 31, 2016, weighted 25%.

For each performance measure, a threshold, target, stretch, and over achievement performance objective was established by the Committee. Mr. Elkhoury, who was not employed by us until June 2014, and Mr. Knox, who receives awards of performance-based CCLP units, did not receive long-term performance-based cash incentive awards in 2014.

The following table provides the specific performance objective established by the Committee for each of the performance measures, and the portion of the target amount of the total award that would be earned at each level of performance:

Performance & Payout Levels - 2014 Long-Term Cash Incentive Compensation Plan
Performance Level	TSR v. Peer Group	Portion of Target Award Vested	3-Year Cumulative Free Cash Flow	Portion of Target Award Vested	3-Year Average EPS	Portion of Target Award Vested	Aggregate Award Opportunity
Below Threshold	below 25th %tile	0%	below $216.0M	0%	below $0.84	0%	0%
Threshold	25th %tile	10%	$216.0M	5%	$0.84	5%	20%
Target	50th %tile	50%	$308.0M	25%	$1.19	25%	100%
Stretch	75th %tile	80%	$371.0M	40%	$1.43	40%	160%
Over Achievement	90th %tile	100%	$432.0M	50%	$1.66	50%	200%

Based on analysis of our results for the performance period ended December 31, 2016, the Committee has determined that our total stockholder return placed us at the 67th percentile (within the second quartile, as shown below) of the applicable peer group, between the target and stretch performance levels. While recognizing that our total stockholder return for the performance period was negative, the Committee noted that no company in the peer group had achieved a positive total stockholder return for the performance period, and our ability to outperform the majority of our peers in an extremely challenging market merited payment of the total stockholder return portion of the award between the target and stretch levels established by the Committee.

Peer Group TSR Percentile Rank

The Committee further determined that our three-year average earnings per share and three-year cumulative free cash flow for the performance period did not reach the required threshold level of performance. Accordingly, the Committee has approved payment of the following earned portions of the 2014 long-term, performance-based cash awards to the following officers who received such awards and who are included in our NEOs for 2016:

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2014 Earned Award Opportunities - Long-Term Cash Incentive Compensation Plan
	Target Value of 2014 Long-Term Performance-Based Award	Amount Earned as of December 31, 2016
Stuart M. Brightman	$750,000	$525,000
Elijio V. Serrano	360,000	252,000
Bass C. Wallace, Jr.	162,240	113,568

Equity Incentive Awards. Equity incentives, predominantly awards of TETRA stock options and restricted stock, have historically comprised a significant portion of our Senior Management’s total compensation package. In 2015, the Committee determined that certain of TETRA’s Senior Management and other key employees who routinely provide support to CSI Compressco should also be eligible to receive awards of CCLP time-based and/or performance-based phantom units under the CCLP equity plan. The Committee seeks to strike a balance between achieving short-term annual results and ensuring strong long-term success through grants of awards of TETRA stock options and restricted stock, and CCLP phantom units, all of which are geared toward longer-term performance as they generally, though not always, vest ratably over a three-year period, and their values are materially affected by stock price or unit price appreciation. We believe that tying a significant portion of the compensation of our CEO and our Senior Management team directly to our stockholders’ and unitholders’ returns is an important aspect of our total compensation plan.

While the Committee does consider peer group compensation practices in establishing equity incentive opportunities, it does not specifically benchmark the value of equity awards relative to any survey or peer group data. Our Committee has observed that market price volatility resulting from changes in commodity prices, weather events in the Gulf of Mexico and elsewhere, and other industry-specific and broader, macro economic cycles and trends create significant year-to-year variances in the value of our equity awards. As these variances are difficult to predict and may not impact all peer group companies on an equal basis, the accuracy and usefulness of peer group data in establishing specific equity award benchmarks may be limited. The Committee does, however, annually review peer group equity compensation practices in order to gain a general impression of the proportionate share of equity award value and the magnitude of equity awards in the total compensation packages offered by peer group companies.

The TETRA Equity Plans. Our Third Amended and Restated 2011 Long Term Incentive Compensation Plan (the "TETRA 2011 Plan") requires that a minimum of 90% of all awards granted under the TETRA 2011 Plan as “Full value” awards (including restricted stock and bonus stock) carry a vesting period of not less than three years. In February of 2015, our Board of Directors amended our TETRA 2011 Plan to require that a minimum of 85% of all awards granted under the TETRA 2011 Plan as stock options and stock appreciation rights will also be subject to the minimum three-year vesting period. The February 2015 amendments also included a provision that enables the Committee to delegate its authority to approve grants of awards under the TETRA 2011 Plan to a committee of our Board of Directors that may consist of one director. In February of 2015, our Board of Directors also amended our Amended and Restated 2007 Long Term Incentive Compensation Plan (the "TETRA 2007 Plan") to allow the same delegation. Subsequent to these amendments, our Board of Directors established the Non-Executive Award Committee (the "NEA Committee"), which is a committee of one or more members of our Board of Directors. The NEA Committee is currently comprised of one member - Mr. Brightman. The Committee subsequently delegated authority to the NEA Committee to make certain awards under the TETRA 2007 Plan and the TETRA 2011 Plan. These delegations of authority are limited to the granting of special inducement, merit, and retention awards, other than regular annual awards, to participants under those plans who are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, as well as additional limitations, including limitations on the number of awards that may be granted in a given time period, as may be imposed from time-to-time by the Committee.

In general, equity incentive awards have been granted on the same date to each member of Senior Management. In an effort to formalize this practice, the Committee adopted Procedures for Grants of Awards Under the TETRA Technologies, Inc. Equity Compensation Plans, as amended through February 2017 (the “Grant Procedures”) for annual and other awards to be made under the plans. With respect to annual awards to employees, under the Grant Procedures, the Committee determines the aggregate number of shares available for awards after consultation with our CEO. Our CEO then makes a recommendation to the Committee as to the

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number and type of awards for each member of Senior Management, excluding himself. The Committee considers such recommendations and such other factors as it deems appropriate and makes any adjustments it feels appropriate, and in a meeting without the CEO present, considers equity awards for the CEO. Prior to 2017, the Grant Procedures provided that the annual equity awards would be approved by the Committee at a meeting of the Committee held in conjunction with our Annual Meeting of Stockholders, which is generally held during the first week of May, and that the grant date for such awards would be the date of the Committee's meeting.

In February of 2017, in order to better align the annual long-term incentive award cycle with the remainder of its compensation decisions, the Committee amended the Grant Procedures to provide that, beginning in February of 2017, annual equity awards will be granted by the Committee at a meeting of the Committee generally held in February, and that the grant date for such awards will be the date of the Committee's meeting. The effect of this change was simply to move the annual grant cycle up by approximately three months. The Committee plans to continue making awards in accordance with this revised timing in the future.

With respect to newly hired employees, the Grant Procedures, as amended in February 2017, provide that the NEA Committee may make such awards as necessary, as long as the award is not being granted to an employee who is, at the time of hiring, or who is expected to become, in the near term, subject to Section 16 of the Exchange Act, and subject to other limitations that may be imposed by the Committee. The Grant Procedures, as amended, provide that the NEA Committee may refrain from or delay such awards to new hires if it is aware of any material non-public information concerning the Company.

The CCLP Equity Plans. The Board of Directors of CSI Compressco GP (the “CCGP Board”) has adopted the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan (the “CCLP Plan”). The purpose of the CCLP Plan is to promote our interests by enabling CSI Compressco to grant incentive compensation awards based on its common units to its employees, officers, consultants and directors. The CCLP Plan is also intended to enhance CSI Compressco's ability to attract and retain the services of individuals who are essential to its growth and profitability and to encourage those individuals to devote their best efforts to advancing CSI Compressco's business. The CCLP Plan seeks to achieve these purposes by providing for grants of restricted units, phantom units, unit awards, and other unit-based awards.

The CCGP Board has appointed the Committee to administer the CCLP Plan and grant awards under the plan as it relates to individuals who, with respect to CSI Compressco, are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder. The CCGP Board has retained the authority to grant awards to individuals who, with respect to CSI Compressco, are subject to Section 16 of the Exchange Act (“Section 16 Reporting Persons”), and to administer the CCLP Plan and awards thereunder as they relate to such Section 16 Reporting Persons.

The CCGP Board and our Committee have each adopted the Procedures for Grants of Awards Under the CCLP Plan (the “CCLP Grant Procedures”) to assist in the administration of the CCLP Plan. Similar to TETRA's Grant Procedures, the CCLP Grant Procedures provide guidelines under which the CCGP Board and our Committee may make annual and other awards to Compressco's eligible employees and non-employee directors, TETRA’s eligible employees, and consultants. In February of 2017, the CCGP Board and our Committee amended the CCLP Grant Procedures to provide that grants of annual awards would be made to eligible CSI Compressco employees and non-employee directors, and to eligible TETRA employees, each year at the time of our Committee's meeting generally held in late February. Based on the Committee's determination of the aggregate number of awards that may be granted under the CCLP Plan in a given year, the Committee or CCGP Board, as applicable, will review and consider individual grants proposed by our CEO and make any adjustments they consider appropriate. The Committee will approve all final individual awards, except those awards proposed to be granted to Section 16 Reporting Persons, at the Committee's February meeting. The Committee will recommend to the CCGP Board the approval of the proposed awards to Section 16 Reporting Persons. The CCGP Board will review and consider the individual grants to Section 16 Reporting Persons recommended by the Committee, make any adjustments it considers appropriate, and approve all final individual awards to Section 16 Reporting Persons at a meeting of the CCGP Board or by a unanimous consent in lieu of a meeting. Awards to Section 16 Reporting Persons will have the same grant date as awards made by the Committee.

In February of 2015, in order to simplify its grant procedures, the CCGP Board amended the CCLP Plan and the CCGP Board and our Committee amended the CCLP Grant Procedures to enable our Committee to

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delegate to our CEO limited authority to approve special inducement, merit, and retention awards to individuals who are not, and are not expected to become, in the near term, Section 16 Reporting Persons. Our CEO's authority under this delegation is subject to other limitations, including limitations on the number of awards that may be granted in a given time period, as may be imposed from time-to-time by the Committee. The CCLP Grant Procedures, as amended, provide that the Committee, the CCGP Board, and our CEO may refrain from making awards other than annual grants if the Committee, the CCGP Board, or our CEO is aware of any material non-public information concerning CSI Compressco LP.

Time-Based Awards Granted under the TETRA and CCLP Equity Plans during 2016. The Committee determined that 2016 annual equity incentive awards to our Senior Management should generally consist of a mix of stock options, restricted stock, and, for certain NEOs and other members of Senior Management with company-wide responsibilities, CCLP time-based phantom units and/or performance-based phantom units. Although it did not rely on formulas, the Committee determined that the equity-based portion of the 2016 long-term incentive awards would be divided more-or-less equally between either TETRA stock options and restricted stock, or TETRA stock options and restricted stock, and CCLP performance-based phantom units. For those members of Senior Management who also received long-term cash incentive awards, the value of the equity awards comprised 60% to 75% of the total 2016 long-term award value (including both equity and cash). For Mr. Knox and members of CCLP’s Senior Management, the Committee determined that 2016 annual awards would be evenly divided between CCLP time-based phantom units and CCLP performance-based phantom units.

The Committee approved awards of TETRA stock options and restricted stock to each of our NEOs (other than Mr. Knox) on May 2, 2016. One-third of the TETRA stock options, which are granted with an exercise price equal to 100% of the market price on the effective grant date, vest on the first anniversary of the grant date, and 2.78% of the stock options vest monthly thereafter. One-third of the shares of restricted stock vest on the first anniversary of the grant date, and 16% portions of the award vest one every six months thereafter.

Also on May 2, 2016, the CCGP Board approved an award of time-based phantom units to Mr. Knox. Each phantom unit award was granted in tandem with distribution equivalent rights (“DERs”) that entitle Mr. Knox to receive an additional number of units equal in value to any distributions paid on CSI Compressco's common units during the period the award is outstanding, times the number of units awarded. Subject to the continued employment by us of Mr. Knox, one-third of the phantom units awarded will vest on each of the first, second, and third anniversaries of the grant date.

The following table sets forth the number of shares of our common stock underlying TETRA stock options, shares of TETRA restricted stock, and time-based CCLP phantom units (which include tandem DERs) awarded during 2016 under the TETRA equity plans and the CCLP equity plan to our NEOs, and the aggregate grant date fair value of such awards as determined in accordance with FASB ASC Topic 718:

Number & Value of Time-Based Awards Granted in 2016
	Number of Shares Underlying TETRA Stock Options	Number of Shares of TETRA Restricted Stock	Number of CCLP Time-Based Phantom Units	Aggregate Grant Date Fair Value of Equity Awards
Stuart M. Brightman	197,785	87,536	—	$1,250,008
Joseph Elkhoury	82,548	36,459	—	521,169
Elijio V. Serrano	74,686	32,987	—	471,535
Bass C. Wallace, Jr.	36,439	16,094	—	230,058
Timothy A. Knox	—	—	25,569	213,757

Performance-Based Phantom Unit Awards Granted under the CCLP Equity Plan during 2016. The Committee also recommended to the CCGP Board approval of awards of CCLP performance-based phantom units to each of our NEOs, and the CCGP Board approved such awards on May 2, 2016. The performance-based phantom units cover the performance period of January 1, 2016 through December 31, 2018, and each phantom unit award was granted in tandem with DERs. Under the awards, up to 200% of the "Target" number of phantom

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units granted may be earned based on 3-year cumulative DCF per outstanding unit for the period ending December 31, 2018, relative to performance objectives established on the award date by the CCGP Board.

The following table sets forth the number of performance-based phantom units (which include tandem DERs) awarded to Messrs. Brightman, Elkhoury, Serrano, Wallace, and Knox during 2016, and the aggregate grant date fair value of such awards as determined in accordance with FASB ASC Topic 718:

Number & Value of Performance-Based Awards Granted in 2016
	Number of Performance-Based Phantom Units	Aggregate Grant Date Fair Value of Performance-Based Unit Awards
Stuart M. Brightman	74,761	$625,002
Joseph Elkhoury	29,830	249,379
Elijio V. Serrano	26,989	225,628
Bass C. Wallace, Jr.	13,168	110,084
Timothy A. Knox	25,569	213,757

Tax and Accounting Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in a year with respect to the CEO and other NEOs, unless the compensation is performance-based compensation (as described in Section 162(m) and the restated regulations), as well as pursuant to a plan approved by our stockholders. We intend for certain qualified equity compensation paid to Senior Management to be deductible under Section 162(m). We may from time to time pay compensation to our Senior Management that may not be deductible, including payments made under our Cash Incentive Compensation Plan, discretionary bonuses, and other types of compensation outside of our plans. Although the Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Retirement, Health, and Welfare Benefits

We offer a variety of health and welfare benefits to all eligible employees. Members of Senior Management are generally eligible for the same benefit programs on the same basis as the broad-base of our employees. Our health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle. These health and welfare programs include medical, wellness, pharmacy, dental, life insurance, short-term and long-term disability insurance, and insurance against accidental death and disability.

401(k) Plan. We offer a 401(k) program that is intended to supplement a participant’s personal savings and social security. Under our 401(k) Retirement Plan (the “401(k) Plan”), eligible employees may contribute on a pretax basis up to 70% of their compensation, subject to an annual maximum dollar amount established under the Code. We generally make a matching contribution under the 401(k) Plan equal to 50% of the first 6% of annual compensation the participant contributes to the 401(k) Plan; however, in connection with other cost reduction efforts, the matching contribution was suspended in May of 2016. As of December 31, 2016, approximately 91% of all eligible employees were participating in the 401(k) Plan. All employees (other than nonresident aliens) who have reached the age of eighteen and have completed six months of service with us are eligible to participate in the 401(k) Plan.

Nonqualified Deferred Compensation Plan. We provide our Senior Management, directors, and certain other key employees with the opportunity to participate in the Executive Nonqualified Excess Plan, an unfunded, deferred compensation program. There were 30 participants in the program at December 31, 2016. Under the program, participants may defer a specified portion of their annual total cash compensation, including salary and

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performance-based cash incentive, subject to certain established minimums. The amounts deferred may increase or decrease depending on the deemed investment elections selected by the participant from among various hypothetical investment election options. Deferral contributions and earnings credited to such contributions are 100% vested and may be distributed in cash at a time selected by the participant and irrevocably designated on the participant’s deferral form. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account if the participant becomes disabled or dies, or upon a change in control.

Perquisites

Perquisites (“perks”) are not a material component of our executive compensation. In general, NEOs are not compensated for and do not receive reimbursements for the private use of country clubs, meals, airline and travel costs other than those costs allowed for all employees, or for tickets to sporting events or entertainment events, unless such tickets are used for business purposes. Further, our NEOs do not receive compensation or reimbursements for hunting and fishing camp costs or home security expenses. In September of 2016, Mr. Knox began receiving a monthly housing allowance that will be paid for one year (until September 2017) to assist in his transition to The Woodlands facility. During 2016, except for Mr. Knox's car allowance and temporary housing allowance, no NEO received any compensation for or reimbursement of any of the foregoing costs or expenses incurred for non-business purposes.

Severance Plan and Termination Payments

With the exception of the Change of Control Agreements and Employment Agreements described below, we do not have a defined severance plan for, or any agreement with, any Named Executive Officer that would require us to make any termination payments.

Employment Agreements

We have previously entered into employment agreements with Messrs. Brightman, Elkhoury, Serrano, and Wallace that are substantially identical to the form of agreement executed by all of our employees. Each agreement evidences the at-will nature of employment and does not guarantee the term of employment, which is entirely at the discretion of the Board of Directors, or otherwise set forth the salary and other compensation of the NEOs, which is established in accordance with the procedures described above.

Employment Agreement with Mr. Knox. In connection with the acquisition of CSI, on July 31, 2014, CSI Compressco GP entered into an employment agreement with Mr. Knox (the “Knox Employment Agreement”), as President of CSI Compressco GP, which became effective upon the closing of the acquisition of Compressor Systems, Inc. on August 4, 2014, and was subsequently amended on May 9, 2016 to reduce the salary paid thereunder in connection with our cost cutting efforts. Pursuant to the Knox Employment Agreement, as amended, Mr. Knox will receive an annualized base salary of at least $360,000 and he will be eligible to receive a target annual cash incentive bonus equal to 60% of his base salary. Mr. Knox is eligible to participate in annual grants of equity-based compensation on a basis consistent with other officers of CSI Compressco GP. Mr. Knox is also provided the use of a vehicle provided by CSI Compressco GP or an automobile allowance in lieu of such vehicle. In the event Mr. Knox’s employment is terminated by CSI Compressco GP without “Cause” or by Mr. Knox for “Good Reason” (as such terms are defined in the Knox Employment Agreement) within the initial three-year employment period, Mr. Knox shall be entitled to receive, subject to the satisfaction of certain conditions including the execution and non-revocation of a release agreement, severance benefits including the payment of his base salary and continuation of medical and dental insurance coverage for the remaining term of the initial employment period, the payment of any unpaid Annual Bonus (as defined in the Knox Employment Agreement) for the preceding calendar year, a pro-rata payment of any Annual Bonus earned for the year in which such termination occurs, and full acceleration of the phantom units granted to Mr. Knox on August 5, 2014 and described above. The Knox Employment Agreement also contains certain confidentiality, nonsolicitation, and noncompetition restrictions applicable to Mr. Knox for the periods specified therein.

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Double Trigger Change of Control Agreements

We have entered into change of control agreements ("COC Agreements") with each of our NEOs and other members of our Senior Management. Each COC Agreement has an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreements, we have an obligation to provide certain benefits to each NEO upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of TETRA or, in the case of Mr. Knox, TETRA or CCLP. A qualifying termination event under the COC Agreements includes termination of the NEO’s employment by us other than for Cause (as that term is defined in the COC Agreements) or termination by the NEO for Good Reason (as that term is defined in the COC Agreements). For an overview of the specific terms and conditions of the NEOs' COC Agreements, please read the section titled "Potential Payments upon a Change of Control or Termination" below.

Indemnification Agreements

Each of our current directors and NEOs has executed an indemnification agreement that provides that we will indemnify these directors and officers to the fullest extent permitted by our Restated Certificate of Incorporation, Amended and Restated Bylaws and applicable law. The indemnification agreement also provides that our directors and officers will be entitled to the advancement of fees as permitted by applicable law, and sets out the procedures required for determining entitlement to and obtaining indemnification and expense advancement. In addition, our charter documents provide that each of our directors and officers and any person serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise is indemnified to the fullest extent permitted by law in connection with any threatened, pending, or completed action, suit, or proceeding (including civil, criminal, administrative, or investigative proceedings) arising out of or in connection with his or her services to us or to another corporation, partnership, joint venture, trust, or other enterprise, at our request. We purchase and maintain insurance on behalf of any person who is a director or officer of the aforementioned corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as an officer or director. In addition, Messrs. Brightman, Elkhoury, Serrano, and Knox, in their capacities as directors and/or executive officers of CSI Compressco LP, have executed indemnification agreements with CSI Compressco LP that are substantially similar to the indemnification agreements executed by each of them in connection with their services to us.

Stock Ownership Guidelines

Our Board of Directors has adopted a policy regarding stock ownership guidelines for our directors and executive officers. The stock ownership guidelines provided under the policy are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under this policy, our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. In addition, ownership of the common units of CSI Compressco LP counts toward fulfillment of the ownership requirement. On February 16, 2016, our Board of Directors amended the stock ownership policy to increase the value of equity (including TETRA stock and CCLP units) that must be held by our CEO from three-times his annual base salary, to five-times his annual base salary. The multiples applicable to our other executive officers are as follows: Chief Financial Officer and Chief Operating Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-times base salary.

As of the date of this report, all directors and officers are in compliance with the policy.

Changes for Fiscal Year 2017

In January of 2017, in light of signs that a slow recovery of the oil and gas industry appeared to be commencing, the Committee approved, for our NEOs employed by TETRA, partial reinstatement of the reduced portion of their base salaries. The continuing 10% salary reduction will remain in effect until March 31, 2017, unless extended by the Committee. The following table sets forth the original annual base salaries in effect as of January 1,

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2016, the reduced base salaries in effect as of year-end 2016, and the annual base salaries currently in effect for each of our NEOs:

Changes in 2017 Annual Base Salaries
	Original Base Salary as of January 1, 2016	Reduced Base Salary in Effect at Year End	Current Base Salary
Stuart M. Brightman	$625,000	$506,249	$562,499
Joseph Elkhoury	450,000	364,500	405,000
Elijio V. Serrano	411,590	333,388	370,431
Bass C. Wallace, Jr.	324,480	262,829	292,032
Timothy A. Knox	400,000	360,000	360,000

Performance-Based Cash Incentives for Fiscal Year 2017. Under the terms of our Cash Incentive Compensation Plan, the Committee must approve performance measures and specific target performance objectives applicable to annual cash incentive awards for our Senior Management prior to March 31 of a given performance year. At a meeting of the Committee in February of 2017, the Committee discussed the current uncertainty prevalent in the oil and gas services industry and the continuing need to provide incentives that are intended to drive superior performance even in challenging market conditions.

Recognizing that our continuing ability to generate earnings would be a critical focus for 2017, the Committee approved adjusted EBITDA as a 2017 performance measure. Other performance measures approved by the Committee include: revenues from new business or key customers; CCLP average annual fleet utilization; revenues, at both the Division and business unit level; health and safety measures including TRIR, EIR, CVIR, and BBO participation; consolidated free cash flow; distributable cash flow and adjusted EBITDA for CCLP; profit before taxes at both the Division and business unit level; the retention rate of employees designated as “high value”; and completion of four assigned training modules through our performance management system.

It is anticipated that the Committee will monitor our performance as we move through 2017 and make any adjustments that may be necessary in order to strike an appropriate balance between driving near-term performance and safe-guarding long-term stockholder value.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met four times during the year ended December 31, 2016. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon the review and discussions described above, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders.

Submitted by the Compensation Committee of the Board of Directors,
Thomas R. Bates, Jr., Chairman
John F. Glick
Stephen A. Snider
Kenneth E. White, Jr.

This report of the Compensation Committee shall not be deemed “soliciting material” or be “filed” with the SEC subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

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COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

The following table sets forth the compensation earned by (i) our Chief Executive Officer (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”), and (iii) each of our other three most highly compensated executive officers (each a “Named Executive Officer”), for the fiscal year ended December 31, 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Comp.(3)	All Other Comp.(4)	Total
		($)	($)	($)	($)	($)	($)	($)

Stuart M. Brightman(5)	2016	$535,095	$—	$1,250,009	$625,001	$525,000	$16,460	$2,951,565
President & CEO	2015	624,998	—	1,468,057	584,025	1,425,354	17,704	4,120,138
	2014	618,807	—	562,497	368,026	220,893	17,435	1,787,658

Elijio V. Serrano	2016	$352,385	$—	$461,155	$236,008	$252,000	$14,170	$1,315,718
Sr. Vice President & CFO	2015	411,590	—	600,023	225,000	$551,113	17,704	1,805,430
	2014	406,316	—	270,005	176,649	70,365	17,284	940,619

Joseph Elkhoury(6)	2016	$385,269	$—	$509,696	$260,852	$—	$14,582	$1,170,399
Sr. Vice President & COO	2015	450,000	—	377,325	—	368,280	70,325	1,265,930
	2014	242,308	183,500	2,720,256	—	44,877	5,219	3,196,160

Bass C. Wallace, Jr.	2016	$277,805	$—	$224,996	$115,147	$113,568	$12,860	$744,376
Sr. Vice President &	2015	324,480	—	381,774	115,876	341,282	17,328	1,180,740
General Counsel	2014	321,120	—	121,677	79,615	71,976	17,059	611,447

Timothy A. Knox(6)	2016	$328,769	$—	$427,514	$—	$—	$41,628	$797,911
President,	2015	400,000	—	450,006	—	121,200	25,065	996,271
CSI Compressco	2014	161,540	159,076	700,015	—	73,260	8,805	1,102,696

(1)	Includes amounts earned but deferred pursuant to the Executive Nonqualified Excess Plan.

(2)
The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2016, 2015, and 2014, in accordance with FASB ASC Topic 718. A discussion of the assumptions used in valuation of option awards granted under the TETRA equity plans may be found in “Note L - Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 1, 2017. Restricted stock awards granted to Messrs. Brightman, Serrano, Elkhoury, and Wallace during 2016 under the TETRA equity plans are valued at $7.14 per share in accordance with FASB ASC Topic 718. Phantom units and/or performance phantom units with tandem DERs granted to each of our NEOs during 2016 are valued at $8.36 per unit in accordance with FASB ASC Topic 718. The grant date fair value of performance phantom units granted on May 2, 2016 and included in each NEO's total for 2016 is reported based on the probable outcome of the performance conditions on the grant date.

(3)
The amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2016 for Messrs. Brightman, Serrano, and Wallace reflect the actual amount of the long-term performance-based cash incentive earned for the 3-year performance period ended December 31, 2016, and paid in March 2017 under our Cash Incentive Compensation Plan. For Messrs. Brightman, Serrano, Elkhoury, and Wallace, the amount shown for 2015 includes the actual amount of the annual cash incentive award earned for 2015 performance that was unpaid as of the date of our 2016 proxy statement. The amounts shown in 2015 represent the sum of the annual cash incentive earned for 2015 and, for Messrs. Brightman, Serrano, and Wallace, the long-term performance-based cash incentive earned for the three-year performance period ended December 31, 2015. In June of 2016, the Committee approved awards of Bonus Stock granted under the TETRA equity plans to Messrs. Brightman, Elkhoury, Serrano, and Wallace in payment of annual cash incentives earned for 2015. The grant date values of these awards were equal to the earned amounts of the 2015 annual cash incentive awards that were otherwise payable to each NEO.

(4)
The amounts reflected represent: (i) the employer paid portion of life, health, and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan; (ii) for Mr. Knox, the value of distribution equivalent rights settled in connection with the vesting of unit awards that relate to CSI Compressco's common units, which was $6,151 in 2016; and, (iii) for Mr. Knox, a car allowance or the use of a

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company-owned vehicle and the aggregate value of his temporary monthly housing allowance from September through year end, which was $11,375.

(5)
Mr. Brightman elected to defer $47,942 of his 2016 salary, $56,250 of his 2015 salary, and $55,693 of his 2014 salary and $66,371 of his 2014 non-equity incentive compensation plan award under the Executive Nonqualified Excess Plan.

(6)	Mr. Elkhoury was first employed by us on June 16, 2014, and Mr. Knox was first employed by us on August 4, 2014.

Grants of Plan Based Awards
The following table discloses the actual number of TETRA stock options and restricted stock awards and CSI Compressco phantom unit and performance phantom unit awards granted during the fiscal year ended December 31, 2016 to each Named Executive Officer, including the grant date fair value of these awards, and the threshold, target, and maximum amounts of annual cash incentives, long-term non-equity (cash) incentives, and CSI Compressco phantom units and performance phantom units granted to each Named Executive Officer.
Grants of Plan Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares or Units		All Other Option Awards: Number of Securities Underlying Options(3)	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold	Target	Maximum	Threshold	Target		Maximum
		($)	($)	($)	(#)	(#)		(#)	(#)		(#)	($/Share)	($)
Stuart M. Brightman	3/2/2016	$225,000	$750,000	$1,500,000
	5/2/2016	$125,000	$625,000	$1,250,000
	5/2/2016								87,536	(6)	197,785	$7.14	$1,250,008
	5/2/2016				7,476	74,761	(5)	149,522					$625,002
	6/24/2016								123,950	(8)			$746,179

Elijio V. Serrano	3/2/2016	$98,782	$329,272	$658,544
	5/2/2016	$47,500	$237,500	$475,000
	5/2/2016								32,987	(6)	74,686	$7.14	$471,535
	5/2/2016				2,699	26,989	(5)	53,978					$225,628
	6/24/2016								54,418	(8)			$327,596

Joseph Elkhoury	3/2/2016	$108,000	$360,000	$720,000
	5/2/2016	$52,500	$262,500	$525,000
	5/2/2016								36,459	(6)	82,548	$7.14	$521,169
	5/2/2016				2,983	29,830	(5)	59,660					$249,379
	6/24/2016								59,496	(8)			$358,166

Bass C. Wallace, Jr.	3/2/2016	$58,406	$194,688	$389,376
	5/2/2016	$23,175	$115,875	$231,750
	5/2/2016								16,094	(6)	36,439	$7.14	$230,058
	5/2/2016				1,317	13,168	(5)	26,336					$110,084
	6/24/2016								32,176	(8)			$193,700

Timothy A. Knox	3/2/2016	$72,000	$240,000	$480,000
	5/2/2016								25,569	(7)			$213,757
	5/4/2015				2,557	25,569	(5)	51,138					$213,757

(1)
The non-equity incentive plan awards granted on March 2, 2016 are the threshold, target, and maximum amounts of the annual cash incentive granted for 2016 performance under our Cash Incentive Compensation Plan. No actual amounts of the annual cash incentive awards were earned for 2016 performance. The non-equity incentive plan awards granted on May 2, 2016 are the threshold, target and over-achievement amounts of the long-term cash incentive granted for the January 1, 2016 through December 31, 2018 performance period that may be paid, to the extent earned and at the Committee’s discretion, in March 2019.

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(2)
The equity incentive plan awards granted on May 2, 2016 are the threshold, target, and maximum numbers of CSI Compressco units that may be earned under the performance phantom unit awards granted under the Compressco equity plan. "Threshold" is the lowest possible payout (10% of the award) and "maximum" is the highest possible payout (200% of the award).

(3)
The amounts reported are the number of shares of TETRA common stock underlying stock options granted in 2016 under the TETRA Technologies, Inc. Amended and Restated 2007 Long Term Incentive Compensation Plan.

(4)
The FASB ASC Topic 718 value of the stock option awards granted on May 2, 2016 was $3.16 per option. A discussion of the assumptions used in valuation of option awards granted under the TETRA equity plans may be found in “Note L - Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 1, 2017. TETRA restricted shares granted under the TETRA Technologies, Inc. Amended and Restated 2007 Long Term Incentive Compensation Plan on May 2, 2016 are valued at $7.14 per share, in accordance with FASB ASC Topic 718. CCLP phantom units and performance phantom units granted under the CSI Compressco equity plan on May 2, 2016 are valued at $8.36 per share, in accordance with FASB ASC Topic 718. Performance units are shown at target value, reflecting the probable outcome of the performance conditions on the grant date.

(5)
CCLP performance phantom units granted on May 2, 2016 may be earned under the CSI Compressco equity plan based on the level of achievement of the three-year cumulative distributable cash flow per outstanding unit performance objective for the performance period ending December 31, 2018. Each performance phantom unit award was granted in tandem with DERs that entitle the individual to receive an additional number of units equal in value to any distributions paid by CSI Compressco during the period the award is outstanding times the number of units subject to the award.

(6)	TETRA restricted shares that vest ratably over a period of three years following the award date.

(7)	CCLP phantom units that vest ratably over a period of three years following the award date.

(8)	Shares of immediately vested bonus stock granted in June of 2016 as payment in lieu of cash for the annual incentive award earned for 2015 performance.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding TETRA stock option awards classified as exercisable and unexercisable as of December 31, 2016 for each Named Executive Officer. The table also discloses the number and value of unvested restricted stock awards granted under the TETRA equity plans, and the number and value of unvested phantom unit awards and performance phantom unit awards granted under the CSI Compressco equity plan as of December 31, 2016.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock or Unit Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price(1)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested		Market Value of Shares of Stock or Units that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested(3)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Units that Have Not Vested(3)
Name	Exercisable	Unexercisable
	(#)	(#)		($/Share)		(#)		($)	(#)		($)
Stuart M. Brightman	77,000	0		$21.10	5/20/2018
Stuart M. Brightman	100,000	0		$3.78	2/12/2019
Stuart M. Brightman	52,150	0		$10.20	5/20/2020
Stuart M. Brightman	54,873	0		$13.00	5/20/2021
Stuart M. Brightman	78,480	0		$6.81	5/20/2022
Stuart M. Brightman	91,055	0		$10.30	5/20/2023
Stuart M. Brightman	75,097	12,113	(4)	$11.16	5/20/2024
Stuart M. Brightman	97,235	87,000	(5)	$7.15	5/4/2025
Stuart M. Brightman	0	197,785	(6)	$7.14	5/2/2026
Stuart M. Brightman						8,401	(7)	$42,173
Stuart M. Brightman						40,841	(8)	$205,022
Stuart M. Brightman						87,536	(9)	$439,431
Stuart M. Brightman						13,967	(11)	$135,899	27,189	(10)	$264,549

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	Option Awards					Stock or Unit Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price(1)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested		Market Value of Shares of Stock or Units that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested(3)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Units that Have Not Vested(3)
Name	Exercisable	Unexercisable
	(#)	(#)		($/Share)		(#)		($)	(#)		($)
Stuart M. Brightman									74,761	(12)	$727,425
Elijio V. Serrano	79,051	0		$6.60	8/15/2022
Elijio V. Serrano	29,646	0		$10.30	5/20/2023
Elijio V. Serrano	36,046	5,814	(4)	$11.16	5/20/2024
Elijio V. Serrano	37,460	33,518	(5)	$7.15	5/4/2025
Elijio V. Serrano	0	74,686	(6)	$7.14	5/2/2026
Elijio V. Serrano						4,033	(7)	$20,246
Elijio V. Serrano						15,734	(8)	$78,985
Elijio V. Serrano						32,987	(9)	$165,595
Elijio V. Serrano						6,984	(11)	$67,954	10,475	(10)	$101,922
Elijio V. Serrano									26,989	(12)	$262,603
Joseph Elkhoury	0	82,548	(6)	$7.14	5/2/2026
Joseph Elkhoury						73,208	(13)	$367,504
Joseph Elkhoury						24,247	(14)	$121,720
Joseph Elkhoury						36,459	(9)	$183,024
Joseph Elkhoury									29,830	(12)	$290,246
Bass C. Wallace, Jr.	50,000	0		$21.10	5/20/2018
Bass C. Wallace, Jr.	56,000	0		$3.78	2/12/2019
Bass C. Wallace, Jr.	17,000	0		$10.20	5/20/2020
Bass C. Wallace, Jr.	14,872	0		$13.00	5/20/2021
Bass C. Wallace, Jr.	21,365	0		$6.81	5/20/2022
Bass C. Wallace, Jr.	19,664	0		$10.30	5/20/2023
Bass C. Wallace, Jr.	16,245	2,621	(4)	$11.16	5/20/2024
Bass C. Wallace, Jr.	19,292	17,262	(5)	$7.15	5/4/2025
Bass C. Wallace, Jr.	0	36,439	(6)	$7.14	5/2/2026
Bass C. Wallace, Jr.						1,818	(7)	$9,126
Bass C. Wallace, Jr.						8,103	(8)	$40,677
Bass C. Wallace, Jr.						16,094	(9)	$80,792
Bass C. Wallace, Jr.						6,984	(11)	$67,954	5,395	(10)	$52,493
Bass C. Wallace, Jr.									13,168	(12)	$128,125
Timothy A. Knox						32,008	(15)	$311,438
Timothy A. Knox						6,983	(16)	$67,945	10,475	(10)	$101,922
Timothy A. Knox						25,569	(17)	$248,786	25,569	(12)	$248,786

(1)	Under the terms of the TETRA equity plans, the option exercise price must be greater than or equal to 100% of the closing price of the common stock on the date of grant.

(2)
Market value of awards granted under the TETRA equity plans is determined by multiplying the number of shares of stock that have not vested by $5.02, the closing price of our common stock on December 30, 2016. Market value of awards granted under the CCLP equity

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plan is determined by multiplying the number of units that have not vested by $9.73, the closing price of CSI Compressco's units on December 30, 2016.

(3)
The number of units earned under the CCLP performance phantom unit award will be determined based on the actual level of achievement of an established performance objective. The amounts shown in these columns assume achievement of the target performance objective. Market value is determined by multiplying the target number of unearned units that have not vested by $9.73, the closing price of CSI Compressco's units on December 30, 2016.

(4)	The remaining unvested portion of the stock option award granted on May 20, 2014 will vest 2.7778% of the award each month until becoming fully vested on May 20, 2017.

(5)	The remaining unvested portion of the stock option award granted on May 4, 2015 will vest 2.7778% of the award each month until becoming fully vested on May 4, 2018.

(6)	One-third of the stock option award granted on May 2, 2016 will vest on May 2, 2017, after which 2.7778% of the award will vest each month until becoming fully vested on May 2, 2019.

(7)	The remaining unvested portion of the TETRA restricted stock award granted on May 20, 2014 will vest on May 20, 2017.

(8)	One-sixth portions of the remaining unvested TETRA restricted stock award granted on May 20, 2015 will vest on May 20, 2017, November 20, 2017 and May 20, 2018.

(9)
One-third of the TETRA restricted stock award granted on May 2, 2016 will vest on May 2, 2017, after which one-sixth portions of the award will vest once every six months until becoming fully vested on May 2, 2019.

(10)
The CCLP performance phantom unit award for the performance period of January 1, 2015 through December 31, 2017 may be settled pursuant to the terms of the award in March of 2018 if applicable performance objectives are met. The number of units shown is the target number of units that may be issued under the award.

(11)	The CCLP phantom unit award granted on May 4, 2015 will cliff-vest on the third anniversary date of the award.

(12)
The CCLP performance phantom unit award for the performance period of January 1, 2016 through December 31, 2018 may be settled pursuant to the terms of the award in March of 2019 if applicable performance objectives are met. The number of units shown is the target number of units that may be issued under the award.

(13)	Remaining portions of the restricted stock award granted on June 16, 2014 will vest on June 16 of 2016 and 2017, until becoming fully vested on June 16, 2018.

(14)	The TETRA restricted stock award granted on May 21, 2015 will vest 56% on May 21, 2016, and 22% on each of May 21, 2017 and 2018.

(15)	The CCLP phantom unit award granted on August 5, 2014 will cliff-vest on August 5, 2017.

(16)	One-third portions of the remaining unvested phantom unit award granted on May 4, 2015 will vest on May 4, 2017 and May 4, 2018.

(17)	One-third portions of the unvested phantom unit award granted on May 2, 2016 will vest on May 2, 2017, May 2, 2018, and May 2, 2019.

Option Exercises and Stock Vested

The following table sets forth certain information regarding TETRA stock options and stock awards exercised and vested, respectively, under the TETRA equity plans, by each of our Named Executive Officers during the fiscal year ended December 31, 2016, and for Mr. Knox, phantom unit awards under the CCLP equity plan that were vested and settled during the fiscal year ended December 31, 2016.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Stuart M. Brightman	0	$—	66,672	$385,747
Elijio V. Serrano	0	$—	26,739	$154,074
Joseph Elkhoury	0	$—	75,439	$402,409
Bass C. Wallace, Jr.	0	$—	13,687	$78,887
Timothy A. Knox(2)	0	$—	4,258	$34,192

(1)
For Messrs. Brightman, Serrano, Elkhoury, and Wallace, the number of shares acquired on vesting and the value realized on vesting includes shares of immediately vested bonus stock granted in June of 2016 as payment in lieu of cash for the annual incentive award earned for 2015 performance.

(2)
For Mr. Knox, the number of shares acquired and value realized on stock award vesting consists solely of CCLP units, and includes the number and value of CCLP units issued pursuant to DERs settled in tandem with phantom unit awards.

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Nonqualified Deferred Compensation

The following table discloses contributions, earnings, and balances for each of the Named Executive Officers under the TETRA Technologies, Inc. Executive Nonqualified Excess Plan, as of December 31, 2016.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)	($)	($)
Stuart M. Brightman(1)	$47,942	$—	$145,463	$—	$1,764,329
Elijio V. Serrano	—	—	—	—	—
Joseph Elkhoury	—	—	—	—	—
Bass C. Wallace, Jr.	—	—	8,171	—	73,751
TImothy A. Knox	—	—	—	—	—
(1) The $47,942 in contributions by Mr. Brightman is reported in his 2016 salary in the Summary Compensation Table.

The Executive Nonqualified Excess Plan is an unfunded deferred compensation plan pursuant to which the Named Executive Officers and non-employee directors may elect to participate. The Named Executive Officers may elect to defer up to 100% of their base salary and performance-based cash incentive compensation. Deferral elections as to annual base salary are due by mid-December, and are effective as of January 1 of the succeeding year. Deferral elections for cash incentive compensation may be made in the December enrollment period, or in a mid-year enrollment period. Deferrals are held for each participant in separate individual accounts in a rabbi trust. Deferred amounts are credited with earnings or losses depending upon the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. A deferral period and payment date must be irrevocably specified at election for each deferral. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account upon termination of employment or service, as applicable, or upon disability or death. Hardship withdrawals are permitted for unforeseeable emergencies. In the event the Executive Nonqualified Excess Plan is terminated within twelve months of a change in control, the deferred amounts will become payable to each participant.

Potential Payments upon Termination or Change of Control

We have previously entered into employment agreements with Messrs. Brightman, Elkhoury, Serrano, and Wallace that are substantially identical to the form of agreement executed by all of our employees. These agreements evidence the at-will nature of employment, and do not guarantee term of employment, salary, severance or change in control payments.

In connection with the acquisition of CSI, on July 31, 2014, CSI Compressco GP entered into an employment agreement with Mr. Knox that was subsequently amended on May 9, 2016 to reduce the salary paid thereunder in connection with our cost cutting efforts. The employment agreement with Mr. Knox, as amended, provides certain severance benefits including payment of his base salary and continuation of medical and dental insurance coverage for the remaining term of his initial employment period, the payment of any unpaid annual cash bonus (as defined in the agreement) for the preceding calendar year, a pro-rata payment of any annual bonus earned for the year in which such termination occurs, and full acceleration of the phantom units granted to him on August 5, 2014, as described above.

In addition, we have entered into change of control agreements ("COC Agreements") with each of our NEOs and other members of our senior management. The COC Agreements have an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreements, we have an obligation to provide certain benefits to each Named Executive Officer upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of

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TETRA or, in the case of Mr. Knox, TETRA or CCLP. A qualifying termination event under the COC Agreements includes termination of the Named Executive Officer's employment by us other than for Cause (as that term is defined in the COC Agreements) or termination by the Named Executive Officer for Good Reason (as that term is defined in the COC Agreements).

Under the COC Agreements, if a qualifying termination event occurs in connection with or within two years following a change of control, we have an obligation to pay to each Named Executive Officer the following cash severance amounts: (i)(A) an amount equal to the Named Executive Officer's earned but unpaid Annual Bonus (as that term is defined in the COC Agreement) attributable to the immediately preceding calendar year and earned but unpaid Long Term Bonus (as that term is defined in the COC Agreement) attributable to the performance period ended as of the end of the immediately preceding calendar to the extent such amounts would have been paid to the Named Executive Officer had the Named Executive Officer remained employed by us, and in each case only to the extent the performance goals for each such bonus were achieved for the respective performance period, plus (B) the Named Executive Officer's prorated target Annual Bonus for the current year, plus (C) an amount equal to the Named Executive Officer's target Long Term Bonus for each outstanding award; plus (ii) the product of 2.99, in the case of Mr. Brightman, or 2, in the case of the other Named Executive Officers, times the sum of the Named Executive Officer's Base Salary and target Annual Bonus amount for the year in which the qualifying termination event occurs; plus (iii) an amount equal to the aggregate premiums and any administrative fees applicable to the Named Executive Officer due to an election of continuation of coverage that the Named Executive Officer would be required to pay if the Named Executive Officer elected to continue medical and dental benefits under our group health plan for the Named Executive Officer and the Named Executive Officer's eligible dependents without subsidy from us for a period of two years following the date of a qualifying termination of the Named Executive Officer's employment. The Agreement also provides for full acceleration of any outstanding stock options, restricted stock awards and other stock-based awards upon a qualifying termination of the Named Executive Officer's employment to the extent permitted under the applicable plan. All payments and benefits due under the COC Agreement are conditioned upon the execution and nonrevocation by the Named Executive Officer of a release for our benefit. All payments under the COC Agreement are subject to reduction as may be necessary to avoid exceeding the amount allowed under Section 280G of the Internal Revenue Code of 1986, as amended.

The COC Agreements also contain certain confidentiality provisions and related restrictions applicable to the NEOs. In addition to restrictions upon improper disclosure and use of Confidential Information (as defined in the COC Agreement), each Named Executive Officer agrees that for a period of two years following a termination of employment for any reason, such Named Executive Officer will not solicit our employees or otherwise engage in a competitive business with us as more specifically set forth in the COC Agreement. Such obligations are only applicable to the Named Executive Officer if he receives the severance benefits described above.

Under the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan, the CSI Compressco Board of Directors, in its sole discretion, may accelerate the vesting of restricted units, phantom units, and performance phantom units held by plan participants upon termination of their employment. Similarly, under the TETRA Technologies, Inc. Third Amended and Restated 2011 Long Term Incentive Compensation Plan, the Compensation Committee of our Board of Directors may accelerate the vesting of stock options, restricted stock awards, and other equity-based awards held by plan participants at its sole discretion. Under the terms of our Restricted Stock Award Agreement dated June 16, 2014 with Mr. Elkhoury, the vesting of restricted shares will continue if Mr. Elkhoury is terminated by us without cause. The Board of Directors, at its sole discretion, may accelerate vesting of the restricted shares upon Mr. Elkhoury's termination by us without cause or his termination as a result of death or disability. For purposes of the table below, we have assumed that all outstanding CSI Compressco unit awards, TETRA equity awards, and the restricted shares granted to Mr. Elkhoury would be accelerated if the Named Executive Officer's employment was terminated due to the death, disability, or retirement of such officer.

The following table quantifies the potential payments to Named Executive Officers who were employed by us as of December 31, 2016, under the contracts, agreements or plans discussed above in various scenarios involving a change of control or termination of employment, assuming a December 31, 2016 termination date. In addition to the amounts reflected in the table, the Named Executive Officers would receive upon termination any salary earned through December 31, 2016, and any benefits they would otherwise be entitled to under our 401(k) Plan and Executive Nonqualified Excess Plan.

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Potential Payments upon Termination or Change of Control Table

Name	Cash Severance Payment(1)	Bonus Payment(2)	Accelerated Exercisability of Unvested Options(3)	Accelerated Vesting of Shares or Units(4)	Continuation of Health Benefits	Total
Stuart M. Brightman
Death/disability	$—	$—	$—	$1,678,600	$—	$1,678,600
Retirement	—	—	—	1,678,600	—	1,678,600
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	4,111,250	1,734,025	—	1,678,600	45,733	7,569,608

Elijio V. Serrano
Death/disability	$—	$—	$—	$629,350	$—	$629,350
Retirement	—	—	—	629,350	—	629,350
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	1,481,724	714,500	—	629,350	22,978	2,848,552

Joseph Elkhoury
Death/disability	$—	$—	$—	$962,494	$—	$962,494
Retirement	—	—	—	473,270	—	473,270
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	962,494	—	962,494
Termination upon a change of control	1,620,000	262,500	—	962,494	41,745	2,886,739

Bass C. Wallace, Jr.
Death/disability	$—	$—	$—	$311,213	$—	$311,213
Retirement	—	—	—	311,213	—	311,213
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	1,038,336	345,318	—	311,213	41,745	1,736,612

Timothy A. Knox
Death/disability	$—	$—	$—	$978,877	$—	$978,877
Retirement	—	—	—	978,877	—	978,877
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason(5)	232,000	—	—	311,438	10,389	553,827
Termination upon a change of control	1,280,000	—	—	978,877	31,168	2,290,045

(1)	Amounts shown are a multiple of base salary plus target annual cash bonus, as provided under the terms of the COC Agreements.

(2)
Includes earned annual cash incentive for the 2016 performance period and earned long-term cash incentive for the three-year performance period ended December 31, 2016, as applicable, and any target amounts of long-term cash incentives granted for the 2015 through 2017 and 2016 through 2018 performance periods.

(3)
The TETRA and CSI Compressco equity plans allow acceleration upon death, disability or retirement at the discretion of the Compensation Committee or CSI Compressco GP Board of Directors, as applicable. Under our COC Agreements, acceleration would occur upon a qualifying termination of employment following a change of control. The value of accelerated vesting of options is calculated by subtracting the exercise price of outstanding options from $5.02, the closing price of our common stock on December 30, 2016; however, as no unvested stock options were in the money at that time, no values are shown.

(4)
The TETRA and CSI Compressco equity plans allow acceleration upon death, disability or retirement at the discretion of the Compensation Committee or CSI Compressco Board of Directors, as applicable. Under the terms of our Restricted Stock Award Agreement dated June 16, 2014 with Mr. Elkhoury, the vesting of restricted shares will continue if Mr. Elkhoury is terminated by us without cause. The Board of

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Directors, at its sole discretion, may accelerate vesting of the restricted shares upon Mr. Elkhoury's termination by us without cause or termination as a result of death or disability. Under our COC Agreements, acceleration would occur upon a qualifying termination of employment following a change of control. The value of accelerated vesting of TETRA restricted stock is calculated by multiplying the number of accelerated shares by $5.02, the closing price of our common stock on December 30, 2016. The value of accelerated CSI Compressco unit awards is calculated by multiplying the number of accelerated units by $9.73, the closing price of CSI Compressco's units on December 30, 2016.

(5)
Pursuant to the terms of employment agreement with Mr. Knox, amounts shown include payment of base salary and provision of health benefits through August 4, 2017 (the remaining initial term of the agreement), payment of the earned portion of his annual bonus for the 2016 performance period, and acceleration of the unit awards granted on August 5, 2014.

Compensation Risk

The Compensation Committee of our Board of Directors reviews and evaluates potential risks related to the design of our compensation programs. In its evaluation of our annual and long-term incentive compensation plans that were in effect during 2016, as well as the incentive compensation arrangements proposed for 2017 as described above, the Compensation Committee determined that such plans are designed with the appropriate balance of risk and reward relative to our overall business strategy. In addition, the stock ownership guidelines for our executive officers encourage them to focus on the creation of long-term value for stockholders rather than short-term results.

Specifically, under our Cash Incentive Compensation Plan, the amount of each participant’s prospective payment, for both annual and long-term awards, is established as a percentage of annual base salary, and is contingent on performance, including the attainment of targeted levels of performance that include both financial and nonfinancial measures. With respect to long-term Cash Incentive Compensation Plan, attainment of targeted levels of performance is measured over two or more years. Notwithstanding the attainment of any established performance measures, the amount of the annual or long-term cash incentive payment received by any participant is subject to the ultimate discretion of the Compensation Committee. Further, annual and long-term cash awards are paid only after the Compensation Committee has reviewed our audited financial statements for the applicable performance period.

Long-term equity incentive awards typically consist of stock options, restricted stock, and/or CSI Compressco phantom units that generally vest ratably over a three-year period, and/or CSI Compressco performance phantom units that vest at the end of a performance period. The recipients of such awards can realize an increase in the value of their long-term equity awards only to the extent that our investors benefit from an increase in the market price for our common stock or the CSI Compressco units.

DIRECTOR COMPENSATION

Director Compensation for 2016

Effective on March 1, 2016, the Board of Directors voluntarily agreed to a 10% reduction in the annual retainers and meeting fees paid in cash in order to align with our employee wage and salary reductions implemented in February 2016, and on May 1, 2016, the Board of Directors voluntarily agreed to an additional reduction in the amount of 10% of the previously reduced retainers and fees. These reductions will end after March 31, 2017, unless the Board of Directors voluntarily agrees to extend all or part of the reductions. The value of the annual equity award remains unchanged.

The key terms of our non-management director compensation include the following:

	Compensation prior to the Reductions	Current Compensation (as reduced by the Reductions)
Board Annual Retainer paid to all non-employee directors except Chairman of the Board (paid in cash)	• $50,000; paid in monthly installments	• $40,500; paid in monthly installments
Non-Executive Chairman Annual Retainer (paid in cash)	• $132,000; paid in monthly installments	• $106,920; paid in monthly installments

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Committee Chair Annual Retainers (paid in cash)	• Audit Committee - $15,000; paid in quarterly installments • Compensation Committee - $10,000; paid in quarterly installments • Governance Committee - $10,000; paid in quarterly installments	• Audit Committee - $12,150; paid in quarterly installments • Compensation Committee - $8,100; paid in quarterly installments • Governance Committee - $8,100; paid in quarterly installments
Meeting Fees paid to all non-employee directors except Chairman of the Board (paid in cash)	• Board meetings - $1,500 per meeting • Committee meetings - $1,500 per meeting	• Board meetings - $1,215 per meeting • Committee meetings - $1,215 per meeting
Annual Equity Award
• Annual award value of $100,000 granted in restricted shares using the closing stock price on the grant date.
• Annual awards granted on the date of TETRA’s Annual Stockholder Meeting, with 25% of the award vesting on the date of grant and additional 25% portions of the award vesting on August 2, 2016, November 2, 2016, and February 2, 2017
No Change
Other
• All Non-employee Directors, including Mr. Sullivan, are reimbursed for out-of-pocket expenses incurred in attending meetings of the board or its committees and related activities, including director education courses and materials.
• Directors who are also our officers or employees do not receive any compensation for duties performed as directors

On May 2, 2016, each Non-employee Director as of that date, including Mr. Sullivan, and excluding Dr. Cunningham who retired from our board at the conclusion of the 2016 annual meeting, received an award of 13,889 shares of restricted stock with an aggregate grant date fair market value of $99,167. Twenty-five percent of the shares of restricted stock so awarded vested on the date of grant, and additional 25% portions of the award vested on August 2 and November 2, 2016 and February 2, 2017. It is anticipated that future compensation arrangements approved by the board will include awards of grants of approximately $100,000 in value of restricted stock to each Non-employee Director on an annual basis, to be awarded in conjunction with our Annual Meeting of Stockholders held in May of each year.

Under the Executive Nonqualified Excess Plan, each director may elect to defer the receipt of up to 100% of the cash compensation paid to such director by making an irrevocable deferral election. Deferred amounts are credited with earnings or losses depending on the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of our Non-employee Directors during the fiscal year ended December 31, 2016.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	All Other Compensation	Total
	($)	($)	($)	($)	($)
Mark E. Baldwin	$72,398	$99,167	$—	$—	$171,565
Thomas R. Bates, Jr.	66,783	99,167	—	—	165,950
Paul D. Coombs	63,128	99,167	—	—	162,295
Ralph S. Cunningham(2)	24,305	—	—	—	24,305
John F. Glick	70,713	99,167	—	—	169,880
Stephen A. Snider	60,698	99,167	—	—	159,865

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Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	All Other Compensation	Total
William D. Sullivan	113,080	99,167	—	—	212,247
Kenneth E. White, Jr.	64,343	99,167	—	—	163,510
Joseph C. Winkler, III	59,198	99,167	—	—	158,365

(1)
On May 2, 2016, each Non-employee Director as of that date was awarded 13,889 shares of restricted stock with a FASB ASC Topic 718 value of $7.14 per share. Twenty-five percent of such shares vested on the date of grant, and additional 25% portions of the award vested on August 2 and November 2, 2016, and on February 2, 2017.

(2)
Fees earned or paid in cash for Mr. Cunningham represents compensation earned for service as a director from January 1, 2016 through May 3, 2016, at which time he retired from service as a director. Mr. Cunningham did not receive an equity award during 2016.

Director Compensation for 2017

As of the date of this Proxy Statement, the reductions in the annual retainers and meeting fees paid in cash described above remain in effect. The reductions will end on March 31, 2017, unless the Board of Directors voluntarily agrees to extend all or part of the reductions.

BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2016, with respect to each person that beneficially owns five percent (5%) or more of our common stock, and as of March 6, 2017 with respect to (i) our directors; (ii) our Named Executive Officers; and (iii) our directors and executive officers as a group.

Name and Business Address	Amount and Nature of		Percentage
of Beneficial Owner	Beneficial Ownership		of Class
BlackRock, Inc.	12,524,447	(1)	11.1%
55 East 52nd Street
New York, New York 10022

The Vanguard Group, Inc.	8,901,086	(2)	7.9%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Fuller & Thaler Asset Management, Inc.	7,436,089	(3)	6.6%
401 Borel Way, Suite 300
San Mateo, California 94402

FMR LLC	6,093,898	(4)	5.4%
245 Summer Street
Boston, Massachusetts 02210

Mark E. Baldwin	39,945		*
Thomas R. Bates, Jr.	64,467		*
Stuart M. Brightman	1,259,316	(5)	1.1%
Paul D. Coombs	718,975		*
John F. Glick	59,045		*
Stephen A. Snider	24,296		*
William D. Sullivan	135,047		*
Kenneth E. White, Jr.	111,047		*
Joseph C. Winkler III	23,428		*

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Name and Business Address	Amount and Nature of		Percentage
of Beneficial Owner	Beneficial Ownership		of Class
Joseph Elkhoury	260,670	(6)	*
Elijio V. Serrano	465,924	(7)	*
Bass C. Wallace, Jr.	340,171	(8)	*
Timothy A. Knox	—		*
Directors and executive officers as a group (18 persons)	4,140,834	(9)	3.6%

*	Less than 1%

(1)
Pursuant to a Schedule 13G/A dated January 11, 2017, BlackRock, Inc. has sole dispositive power with respect to 12,524,447 shares of our common stock and sole voting power with respect to 12,311,608 of such shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock, but no one person's interest in our common stock is more than 5% of the total outstanding shares.

(2)
Pursuant to a Schedule 13G/A dated February 9, 2017, The Vanguard Group, Inc. has sole dispositive power with respect to 8,749,260 shares of our common stock, shared dispositive power with respect to 151,826 shares of our common stock, sole voting power with respect to 150,126 shares of our common stock, and shared voting power with respect to 5,500 shares of our common stock. The shares reported include shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. that is the beneficial owner of 146,326 shares of our common stock, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. that is the beneficial owner of 9,300 shares of our common stock.

(3)
Pursuant to Schedule 13G dated February 23, 2017, Fuller & Thaler Asset Management, Inc. has sole dispositive power with respect to 7,436,089 shares of our common stock and sole voting power with respect to 7,292,389 shares of our common stock. Fuller & Thaler Asset Management, Inc. is deemed to be the beneficial owner of the number of common shares reported pursuant to separate arrangements whereby it acts as investment advisor to certain persons. Each person for whom Fuller & Thaler Asset Management, Inc. acts as investment advisor has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock. The Undiscovered Managers Behavioral Value Fund, an open-end management investment company, has an economic interest in more than 5% of the subject securities reported.

(4)
Pursuant to a Schedule 13G dated February 13, 2017, FMR LLC has sole dispositive power with respect to 6,093,898 shares of our common stock. Neither FMR LLC, nor Abigale P. Johnson, a predominant owner of FMR LLC, has sole or shared voting power with respect to 6,093,898 shares of our common stock, which power resides with Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC. Various persons have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock, but no one person's interest in our common stock is more than 5% of the total outstanding shares.

(5)	Includes 727,098 shares subject to options exercisable within 60 days of the record date.

(6)	Includes 27,516 shares subject to options exercisable within 60 days of the record date.

(7)	Includes 221,608 shares subject to options exercisable within 60 days of the record date.

(8)	Includes 233,758 shares subject to options exercisable within 60 days of the record date.

(9)	Includes 1,533,080 shares subject to options exercisable within 60 days of the record date.

The following table sets forth certain information with respect to the beneficial ownership of CSI Compressco LP common units as of March 6, 2017 with respect to (i) our directors; (ii) our Named Executive Officers; and (iii) our directors and executive officers as a group.

	Amount and Nature of	Percentage
Name of Beneficial Owner	Beneficial Ownership	of Class
Mark E. Baldwin	0	*
Thomas R. Bates, Jr.	500	*
Stuart M. Brightman	24,700	*
Paul D. Coombs	21,461	*
John F. Glick	2,000	*
Stephen A. Snider	0	*
William D. Sullivan	36,230	*
Kenneth E. White, Jr.	0	*
Joseph C. Winkler III	0	*
Joseph Elkhoury	2,000	*
Elijio V. Serrano	0	*
Bass C. Wallace, Jr.	10,000	*

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	Amount and Nature of	Percentage
Name of Beneficial Owner	Beneficial Ownership	of Class
Timothy A. Knox	13,550	*
Directors and executive officers as a group (18 persons)	140,441	0.4%

*	Less than 1%

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of common stock (Forms 3, 4, and 5) with the SEC and the NYSE. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such forms they file.

To our knowledge, and based solely on our review of the copies of such reports, we have received written representations by certain reporting persons that no reports on Form 5 were required and we believe that during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to our executive officers, directors, and 10% stockholders were complied with in a timely manner, with the exception of the following filings:

•
The Forms 4 reporting the (i) restricted stock grant (one transaction each), (ii) incentive stock option grant (one transaction each) and (iii) vesting of restricted stock (one transaction each) by Ben C. Chambers, Elisabeth K. Evans, Joseph J. Meyer, Peter J. Pintar, Keith L. Schilling, Elijio V. Serrano, and Bass C. Wallace, Jr. filed on May 12, 2016;

•
The Forms 4 reporting the (i) restricted stock grant (one transaction each) and (ii) incentive stock option grant (one transaction each) by Stuart M. Brightman and Joseph Elkhoury filed on May 12, 2016; and

•
The Forms 4 reporting the restricted stock grant (one transaction each) by Mark E. Baldwin, Thomas R. Bates, Paul D. Coombs, John F. Glick, William D. Sullivan, Joseph C. Winkler III, and Kenneth E. White, Jr. filed on May 12, 2016.

Proposals of Stockholders

We must receive a stockholder proposal intended to be considered for inclusion in our proxy materials relating to our 2018 Annual Meeting of Stockholders at our principal executive offices no later than November 18, 2017. To be considered for inclusion in our proxy statement, such proposal must also comply with the other requirements of Rule 14a-8 of the Exchange Act as well as the procedures set forth in our bylaws, which are separate and distinct from, and in addition to, SEC requirements.

For proposals not intended to be submitted in next year’s proxy statement, but sought to be presented at our 2017 Annual Meeting of Stockholders, our bylaws provide that stockholder proposals, including director nominations, must be received at our principal executive offices no later than eighty (80) days prior to the date of our annual meeting, provided, that if the date of the annual meeting was not publicly announced more than ninety (90) days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was communicated to the stockholders. Proxies to be solicited by the board for the 2017 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than February 14, 2017. A copy of our bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 24955 Interstate 45 North, The Woodlands, Texas 77380.

Additional Financial Information

Stockholders may obtain additional financial information about us for the year ended December 31, 2016 from our Annual Report on Form 10-K filed with the SEC. A copy of the Annual Report on Form 10-K may be

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obtained without charge either by sending a request in writing to TETRA Technologies, Inc., Attn: Investor Relations, 24955 Interstate 45 North, The Woodlands, Texas 77380, or by calling (281) 367-1983.

Other Matters

The Board of Directors has no knowledge at this time of any matters to be brought before the annual meeting other than those referred to in this document. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

A certified copy of the list of stockholders as of the record date of March 6, 2017 will be available for stockholder inspection at our office ten days prior to the meeting date of May 5, 2017.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TETRA Technologies, Inc., to be voted at our Annual Meeting of Stockholders to be held on Friday, May 5, 2017 at 11:00 a.m. local time, and at any adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.

The complete mailing address of our principal executive offices is 24955 Interstate 45 North, The Woodlands, Texas 77380, and our telephone number is (281) 367-1983.

Attendance at the Annual Meeting is limited to stockholders as of the record date (or their authorized representatives) with evidence of their share ownership and our guests.

Internet and Electronic Availability of Proxy Materials

As permitted by the rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and related proxy materials available on the internet under the “notice and access” delivery model. The “notice and access” model removes the requirement for public companies to send stockholders a printed set of proxy materials and allows companies instead to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide access to the documents over the internet. Our Notice of Internet Availability of Proxy Materials (“Notice”) was first mailed to stockholders of record and beneficial owners on or about March [23], 2017. The Notice is not a form for voting, and presents only an overview of the more complex proxy materials. Stockholders are encouraged to access and review the proxy materials before voting.

This proxy statement, the form of proxy, and voting instructions are being made available to stockholders on or about March [23], 2017 at www.envisionreports.com/TTI for registered holders and at www.proxyvote.com for beneficial holders. You may also request a printed copy of this proxy statement and the form of proxy by telephone, over the internet or by email by following the instructions printed on your Notice.

Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2016 is being made available at the same time and by the same methods. The Annual Report to Stockholders is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Receiving future proxy materials by email will save the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect unless the stockholder terminates it.

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General Voting Instructions

Below are instructions on how to vote as well as information on your rights as a stockholder as they relate to voting. Some of the instructions will differ depending on how your stock is held. It is important to follow the instructions that apply to your situation.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record and the Notice was sent directly to you by us.

If you are a stockholder of record, you may vote in person at the Annual Meeting. Your Notice will be your evidence of ownership and serve as your authorization to vote in person; we will provide a ballot for you when you arrive at the meeting. If you requested printed copies of the proxy materials, check the appropriate box on the proxy card and bring evidence of your share ownership to the meeting. The proxy card and the evidence of your ownership will serve as your authorization to vote in person.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by internet by following the instructions in the Notice or, if you requested printed copies of the proxy materials, you can vote by internet, by telephone, or by delivering your proxy through the mail.

Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a beneficial owner, in order to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and bring evidence of your stock ownership from the organization with you to the meeting.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may direct the vote of your shares by following the instructions on the Notice delivered to you by the organization holding your account. Many brokerage firms, banks, broker-dealers, or other similar organizations participate in the Broadridge Financial Solutions, Inc., Online and Telephone Program. This program provides eligible stockholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for beneficial owners if the organization holding their account participates in the program or other similar programs.

401(k) Plan Participants. If you participate in our 401(k) Retirement Plan (the “401(k) Plan”) and have contributions allocated to the TETRA stock fund, you are entitled to direct the 401(k) Plan trustee to vote the shares of our common stock credited to your account as of the close of business on the record date. You may deliver your voting instructions to the 401(k) Plan trustee by internet or telephone by following the instructions on your proxy card, or by indicating your voting instructions on your proxy card and returning it by mail. All proxy cards that are properly completed, signed, and returned by mail or submitted via the internet or by telephone prior to May 2, 2017 will be voted. If you return your proxy card with no voting instructions marked, or if you do not return a proxy card or submit voting instructions via the internet or by telephone, your shares will be voted by the trustee as directed by our 401(k) Plan Administrator.

How to Revoke Your Proxy. All valid proxies received prior to the Annual Meeting will be voted in accordance with the instructions so indicated. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. A proxy may be revoked by a stockholder of record at any time before it is exercised by submitting a written revocation or a later-dated proxy to our Corporate Secretary at the mailing address provided above, by voting again via the internet or telephone, or by attending the Annual Meeting in person and so notifying the Inspector of Elections. If you are a beneficial owner and wish to change your vote, you must contact the organization that holds your shares prior to the Annual Meeting to assist you with this process. If you are

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a 401(k) Plan participant, you may revoke your voting instructions by submitting a new proxy containing your voting instructions via the internet, by telephone, or by delivering a later dated proxy card by mail prior to April 29, 2016.

Voting Rules

Stockholders Entitled to Vote - the Record Date. We fixed the close of business on March 6, 2017 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment(s) thereof. As of the record date, we had issued and outstanding 115,632,617 shares of common stock and no shares of preferred stock.

Quorum Required. A quorum must be present at the Annual Meeting for us to conduct business at the Annual Meeting. To establish a quorum, we need the presence, either in person or by proxy, of holders of a majority of the shares of our common stock issued, outstanding and entitled to vote. We will count abstentions and broker nonvotes to determine whether a quorum is present. Broker nonvotes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and the nominee has not received voting instructions from the beneficial owner.

Number of Votes. You are entitled to one vote per share of our common stock that you own as of the record date on each matter that is called to vote at the Annual Meeting.

Voting on Proposal No. 1 - Election of Directors. When voting on this proposal, you have two options:

•	vote FOR a nominee; or

•	WITHHOLD authority to vote for a nominee.

If a quorum is present at the Annual Meeting, the nine persons receiving the greatest number of votes will be elected to serve as directors. Therefore, any shares that are not voted and votes that are withheld will not influence the outcome of the election of directors. Brokers who have not received voting instructions from the beneficial owner do not have the discretionary authority to vote on the election of directors. Therefore, broker nonvotes will not be considered in the vote totals and will have no effect on the vote regarding the election of directors. However, as described in greater detail in the “Corporate Governance” section of this proxy, our Board of Directors has adopted a majority vote policy that applies to the election of directors. Under this policy, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of “withheld” votes from his or her election than votes “for” his or her election is required, unless such nominee has previously submitted an irrevocable resignation in accordance with the policy, to tender his or her resignation to the Chairman of the Board. Consequently, the number of “withheld” votes with respect to a nominee will affect whether or not our majority vote policy will apply to that individual. You may not cumulate your votes for any one of the nominees.

Voting on Proposal Nos. 2, 3, and 5. When voting on Proposal Nos. 2, 3 and 5, you have three options:

•	vote FOR a given proposal;

•	vote AGAINST a given proposal; or

•	ABSTAIN from voting on a given proposal.

Proposal No. 2 - Ratification of the appointment of auditors requires the affirmative vote of a majority of the shares having voting power on such matter that are present or represented at the Annual Meeting. Brokers who have not received voting instructions from the beneficial owner have the discretionary authority to vote on this matter. Therefore, broker nonvotes will be included in the vote totals and have the same effect as a vote against this proposal. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

Proposal No. 3 - Advisory vote to approve the compensation of executive officers is advisory in nature and will not be binding on or overrule any decisions by our Board of Directors or the Compensation Committee of our Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and our Board of Directors will evaluate whether any actions are

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necessary to address those concerns. Brokers do not have discretionary authority to vote on the advisory vote to approve executive compensation. Consequently, broker nonvotes will not be considered in the vote totals for this proposal and will have no effect on the vote. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

Proposal No. 5 - Approval of the amendment to our Restated Certificate of Incorporation requires the affirmative vote of a majority of TETRA’s outstanding shares. This proposal is considered to be a routine matter on which brokers may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. To the extent we receive any broker non-votes on this proposal, they will have the same effect as a vote against this proposal. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

Voting on Proposal No. 4 - Frequency of future advisory votes on executive compensation. When voting on this proosal, you have four options:

•	vote to conduct advisory votes on executive compensation every year;

•	vote to conduct advisory votes on executive compensation once every two years;

•	vote to conduct advisory votes on executive compensation once every three years; or

•	abstain from voting.

If a quorum is present at the Annual Meeting, the voting frequency receiving the greatest number of votes will be the frequency for the advisory vote on executive compensation that has been selected by our stockholders. If you abstain from voting on this proposal, your shares will be counted as present at the Annual Meeting for the purpose of establishing a quorum and your abstention will have no effect on this vote. Brokers who have not received voting instructions from the beneficial owner do not have the discretionary authority to vote on this matter. Therefore, broker nonvotes will not be included in the vote totals and will have no effect on the vote regarding the frequency of future advisory votes on executive compensation. The Board of Directors will carefully consider and take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Our Board of Directors is not currently aware of any such other matters.

Voting of Proxies with Unmarked Votes. All proxies that are properly completed, signed, and returned or submitted via the internet or by telephone prior to the Annual Meeting will be voted. If you return or submit your proxy with no votes marked, your shares will be voted as follows:

•	FOR the election of each of the nominees for director;

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm;

•	FOR the approval of the compensation of executive officers;

•	FOR an ANNUAL (1 Year) advisory vote on executive compensation; and

•	FOR the amendment of our Restated Certificate of Incorporation.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In such a case, the nonvoted shares will be considered in the manner described above.

Who Counts the Votes. Votes will be counted by Computershare Trust Company, N.A.

Information About the Solicitation of Proxies. Our Board of Directors is soliciting the proxy accompanying this statement in connection with the Annual Meeting. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers, and employees may, without extra compensation, solicit the return of proxies by mail, personal interview, telephone, or email. We have also retained Alliance Advisors LLC to assist in the solicitation of proxies for a fee of approximately $7,500 plus customary costs and other expenses. Brokerage

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houses and other custodians, nominees, and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will pay all costs of preparing, printing, assembling, and delivering the Notice of the Annual Meeting, the Notice, this proxy statement, the enclosed form of proxy card and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

Householding of Annual Meeting Materials

SEC rules regarding the delivery of the notice of internet availability, proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have delivered only one notice of internet availability of the proxy materials or one paper copy proxy statement and annual report, as applicable, to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of our notice of internet availability of proxy materials or our proxy statement or annual report, either now or in the future, we will promptly deliver, upon written or oral request, a separate copy of the notice of internet availability of proxy materials or our proxy statement or annual report, as requested, to that stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Investor Services, either by sending a request in writing to 350 Indiana Street, Suite 800, Golden, Colorado 80401, or by calling (303) 262-0600.

If you are currently a stockholder sharing an address with another stockholder and wish to have only one notice of internet availability of proxy materials or proxy statement and annual report delivered to the household in the future, please contact Computershare at the address or telephone number indicated above.

By order of the Board of Directors,

Kimberly M. O'Brien
Corporate Secretary
March [23], 2017
The Woodlands, Texas

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TETRA

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

## Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

**A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2, 3, and 5, and FOR 1 Year on Proposal 4.**

Nominees:

| | For | Withhold | | For | Withhold | | For | Withhold |
|---|---|---|---|---|---|---|---|---|
| 01 - Mark E. Baldwin | ☐ | ☐ | 02 - Thomas R. Bates, Jr. | ☐ | ☐ | 03 - Stuart M. Brightman | ☐ | ☐ |
| 04 - Paul D. Coombs | ☐ | ☐ | 05 - John F. Glick | ☐ | ☐ | 06 - Stephen A. Snider | ☐ | ☐ |
| 07 - William D. Sullivan | ☐ | ☐ | 08 - Kenneth E. White, Jr. | ☐ | ☐ | 09 - Joseph C. Winkler III | ☐ | ☐ |

| | For | Against | Abstain |
|---|---|---|---|
| 2. To ratify and approve the appointment of Ernst & Young LLP as TETRA's independent registered public accounting firm for the fiscal year ending December 31, 2017. | ☐ | ☐ | ☐ |
| 3. To approve, on an advisory basis, the compensation of the named executive officers of TETRA Technologies, Inc. | ☐ | ☐ | ☐ |
| 5. To approve an amendment to TETRA's Restated Certificate of Incorporation. | ☐ | ☐ | ☐ |

| | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| 4. To approve, on an advisory basis, the frequency of future advisory votes on executive compensation. | ☐ | ☐ | ☐ | ☐ |

**B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below**

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

1 U P X 3 1 6 0 0 1 2

02JJIA

70

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

TETRA

## Proxy — TETRA Technologies, Inc.

The Annual Meeting of Stockholders of TETRA Technologies, Inc. will be held on Friday, May 5, 2017, at 11:00 A.M. local time at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas.

The undersigned stockholder hereby constitutes and appoints Stuart M. Brightman, Bass C. Wallace, Jr. and Kimberly M. O'Brien and each or any of them, lawful attorneys and proxies of the undersigned, each acting alone and with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of TETRA Technologies, Inc. (herein the "Company"), to be held at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas, on Friday, May 5, 2017 at 11:00 a.m. local time and any adjournment(s) thereof, with all the powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present.

**This proxy, when properly executed, will be voted in the manner directed herein. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2, 3, and 5, and FOR 1 YEAR FOR PROPOSAL 4. All prior proxies are hereby revoked.**

In accordance with the terms of the TETRA Technologies, Inc. 401(k) Retirement Plan (the "401(k) Plan"), the undersigned hereby directs T. Rowe Price, the 401(k) Plan trustee, to vote in person or by proxy at the Annual Meeting of Stockholders of the Company and any adjournment(s) thereof, in accordance with the instructions provided on the reverse side of this card, the shares of common stock allocated to the account as of the record date. If no instructions are provided or if this card is not received prior to May 2, 2017, the shares will be voted by the trustee as directed by the Company's 401(k) Plan administrator.

**This proxy is solicited on behalf of the Board of Directors of TETRA Technologies, Inc. for the Annual Meeting of Stockholders May 5, 2017**

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